UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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INGERSOLL RAND INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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800-A Beaty Street
Davidson, North Carolina 28036
April 29, 2020
Dear Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Ingersoll Rand Inc. (the “Annual Meeting”) to be held on Tuesday, June 16, 2020 at 10:00 a.m., Eastern Daylight Time. Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders and associates, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/IR2020. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.
As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 29, 2020 to our stockholders of record at the close of business on April 22, 2020. The notice contains instructions on how to access our Proxy Statement and 2019 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Thank you for your continued support of Ingersoll Rand Inc.
Sincerely,

Peter M. Stavros
Chairman of the Board of Directors

Vicente Reynal
Chief Executive Officer, Director

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS OF INGERSOLL RAND INC.
Date	Tuesday, June 16, 2020
Time	10:00 a.m. Eastern Daylight Time
Virtual Meeting Information
You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/IR2020. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

Record date/Stockholder List
April 22, 2020. Only stockholders of record at the close of business on April 22, 2020, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these shareholders will be open for examination by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting, and electronically during the 2020 Annual Meeting, at www.virtualshareholdermeeting.com/IR2020 when you enter your 16-Digit Control Number.

Items of business	(1) To elect the three director nominees listed herein.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.
(3) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
You have three options for submitting your vote before the Annual Meeting:
•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.
Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Tuesday, June 16, 2020: The Proxy Statement and 2019 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2019, are available at www.proxyvote.com. In addition, a list of the shareholders entitled to vote at the Annual Meeting will be open for examination electronically by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting, and electronically during the 2020 Annual Meeting, at www.virtualshareholdermeeting.com/IR2020 when you enter your 16-Digit Control Number.
By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
April 29, 2020
Davidson, North Carolina

800-A Beaty Street
Davidson, North Carolina 28036
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2020
GENERAL INFORMATION
Why am I being provided with these materials?
We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about April 29, 2020 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the/ solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Ingersoll Rand Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 16, 2020 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/IR2020. To participate in the meeting, you must have your 16-digit Control Number included in the Notice, or if you received a printed copy of the proxy materials, in your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
What am I voting on?
There are two proposals scheduled to be voted on at the Annual Meeting:
•	Proposal No. 1: Election of the three director nominees listed in this Proxy Statement (the “Nominee Proposal”).
•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 (the “Ratification Proposal”).
Who is entitled to vote?
Stockholders as of the close of business on April 22, 2020 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 416,561,190 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting also are counted for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, the Nominee Proposal is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on such proposal. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.
How many votes are required to approve each proposal?
With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
With respect to the Ratification Proposal, approval of such proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.
How are votes counted?
With respect to the Nominee Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.
With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.
If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the Ratification Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
Who will count the vote?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.
•	“FOR” the Ratification Proposal.
How can I attend and vote at the virtual Annual Meeting?
Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IR2020. If you were a stockholder as of the Record Date, you can vote electronically if you attend the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting via the Internet is provided below:
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IR2020;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/IR2020 on the day of the Annual Meeting;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;
•	You will need your 16-Digit Control Number to enter the Annual Meeting; and
•	Webcast replay of the Annual Meeting will be available in the Investors section of our website after the meeting.
Will I be able to participate in the virtual Annual Meeting on the same basis I would be able to participate in a live annual meeting?
In light of the public health concerns due to the COVID-19 outbreak and to support the health and well-being of our stockholders and associates, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of the virtual Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:
•	Providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•	Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.
How can I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•
By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 15, 2020 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 15, 2020.
What does it mean if I receive more than one Notice on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.
May I change my vote or revoke my proxy?
You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at Ingersoll Rand Inc., 800-A Beaty Street, Davidson, North Carolina 28036 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided.
Could other matters be decided at the Annual Meeting?
At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Kirk E. Arnold, William P. Donnelly and Marc E. Jones constitute a class with a term that expires at the Annual Meeting of Stockholders in 2020 (the “Class III Directors”); Peter M. Stavros, Elizabeth Centoni, Gary D. Forsee and Tony L. White constitute a class with a term that expires at the Annual Meeting of Stockholders in 2021 (the “Class I Directors”); and Vicente Reynal, John Humphrey and Joshua T. Weisenbeck constitute a class with a term that expires at the Annual Meeting of Stockholders in 2022 (the “Class II Directors”).
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of nominees for a three-year term expiring in 2023: Kirk E. Arnold, William P. Donnelly and Marc E. Jones. Action will be taken at the Annual Meeting for the election of these three Class III nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Kirk E. Arnold, William P. Donnelly and Marc E. Jones. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2020
The following information describes the offices held, other business directorships, the class and term of each director nominee, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.
		Class III – Nominees for Term Expiring in 2023

Name	Age	Principal Occupation and Other Information
Kirk E. Arnold	60
Kirk E. Arnold joined our board of directors upon completion of the Merger (as defined below under “The Board of Directors and Certain Governance Matters―Merger”). She is currently an Executive-in-Residence at General Catalyst Ventures, where she works with management teams to help scale and drive growth by providing mentorship, operational and strategic support. She was previously chief executive officer of Data Intensity, a cloud-based data, applications and analytics managed service provider from 2013 to 2017. Prior to that, Ms. Arnold was chief operating officer of Avid, a technology provider in the media industry, and chief executive officer and president of Keane, Inc., then a publicly traded global services provider. She has also held senior leadership roles at Computer Sciences Corp., Fidelity Investments and IBM. In addition, she was founder and chief executive officer of NerveWire, a management consulting and systems integration provider. Ms. Arnold currently serves on the boards of directors of Trane and Thomson Reuters, a multinational media conglomerate, and formerly served on the board of directors of EnerNoc, Inc. Ms. Arnold received a bachelor’s degree from Dartmouth College.

Ms. Arnold has served in executive positions throughout the technology industry including as COO at Avid, a technology provider to the media industry, and CEO and President of Keane, Inc., then a publicly traded billion-dollar global services provider. Ms. Arnold has also held senior leadership roles at Computer Sciences Corporation, Fidelity Investments and IBM.

		Class III – Nominees for Term Expiring in 2023

Name	Age	Principal Occupation and Other Information
William P. Donnelly	58
William P. Donnelly has been a member of our board of directors since May 2017. Mr. Donnelly joined Mettler-Toledo International Inc. in 1997 and from 2014 until his retirement in December, 2018, was its Executive Vice President responsible for finance, investor relations, supply chain and information technology. From 1997 to 2002 and from 2004 to 2014, Mr. Donnelly served as Mettler-Toledo’s Chief Financial Officer. From 2002 to 2004, he served as division head of Mettler-Toledo’s product inspection and certain lab businesses. From 1993 to 1997, Mr. Donnelly served in various senior financial roles, including Chief Financial Officer, of Elsag Bailey Process Automation, NV and prior to that, he was an auditor with PricewaterhouseCoopers LLP from 1983 to 1993. Mr. Donnelly received a Bachelor of Science in Business Administration from John Carroll University.

Mr. Donnelly has many years of experience with publicly held company industrial and life science companies, including as chief financial officer and with leadership roles in strategy and operations.

Marc E. Jones	61
Marc E. Jones has been a member of our board of directors since December 2018. Mr. Jones has served as Chief Executive Officer and Chairman of Aeris Communications, Inc., a provider of machine to machine and Internet of Things communications services, since 2008. Before joining Aeris Communications, he served as President and Chief Executive Officer of Visionael Corporation, a network service business software and service provider, from 1998 to 2005, President and Chief Operating Officer of Madge Networks, a supplier of networking hardware, from 1994 to 1998, Senior Vice President, Integrated System Products of Chips and Technologies, Inc., one of the first fabless semiconductor companies, from 1987 to 1993, and Senior Vice President, Corporate Finance of LF Rothschild, Unterberg, Towbin, a merchant and investment banking firm, from 1985 to 1987. Mr. Jones began his career at the law firm Pillsbury, Madison & Sutro. Mr. Jones currently sits on the Board of Trustees of Stanford University and the Board of Stanford Healthcare. Mr. Jones holds both a Bachelor of Arts in Political Science and a Juris Doctor from Stanford University.

Mr. Jones has held senior leadership roles, including chief executive officer, at several technology companies and also has experience in senior financial leadership roles and a background in law.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.
		Class I – Directors Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information
Peter M. Stavros	45
Peter M. Stavros has been a member of our board of directors since July 2013. Mr. Stavros joined Kohlberg Kravis and Roberts & Co. L.P. (“KKR”) in 2005 and currently is a Partner of the firm and serves as Co-Head of Private Equity in the Americas. He became a member of KKR’s Americas Investment Committee in September 2013 and KKR’s Healthcare Growth Investment Committee in 2016. Prior to taking over responsibility for the Industrials sector in 2010, Mr. Stavros was a member of KKR’s Healthcare investment team. During that time, he was actively involved with the investment in HCA and, since assuming responsibility for the Industrials sector, has been actively involved with the investments in Capsugel, Capital Safety, Gardner Denver, The Crosby Group, CHI Overhead Doors, Hyperion Materials, Geostabilization International, Minnesota Rubber & Plastics and Novaria. Prior to joining KKR, Mr. Stavros was with GTCR Golder Rauner from 2002 to 2005, where he was involved in the execution of numerous investments in the health care sector. He holds a Bachelor of Science in Chemistry, magna cum laude, from Duke University and a Master of Business Administration with high distinction, Baker Scholar, from Harvard Business School.

Mr. Stavros is a representative appointed by affiliates of KKR, our principal stockholder, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

Elizabeth Centoni	55
Elizabeth Centoni has been a member of our board of directors since December 2018. Ms. Centoni joined Cisco Systems, Inc., an internet technology company, in 2000, and since March 2020 has been Ciscos’ Senior Vice President of Emerging Technology and Incubation. Prior to that, Ms Centoni has been Senior Vice President, General Manager of Cisco’s IoT, Cloud and Compute Business Group. In addition, Ms. Centoni served in numerous engineering senior leadership roles at Cisco, including Vice President, Engineering Strategy and Portfolio Planning and Vice President, General Manager of the Service Provider Access Group. Ms. Centoni holds a Bachelor of Science in Chemistry from the University of Mumbai and an M.B.A. in Marketing from the University of San Francisco.

Ms. Centoni has significant experience in senior leadership roles at a publicly held technology company.

		Class I – Directors Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information
Gary D. Forsee	70
Gary D. Forsee joined our board of directors upon completion of the Merger. He served as President of the four-campus University of Missouri System from 2008 to 2011. He previously served as chairman of the board (from 2006 to 2007) and chief executive officer (from 2005 to 2007) of Sprint Nextel Corporation, and chairman of the board and chief executive officer of Sprint Corporation, a global telecommunications company located in Kansas City, Missouri, from 2003 to 2005. Mr. Forsee currently serves on the boards of directors of Trane and Evergy, Inc., an investor-owned utility providing energy to customers in Kansas and Missouri, and formerly served on the boards of directors of Great Plains Energy and KCP&L, which merged with Westar Energy to form Evergy, Inc., and DST Systems, Inc., an IT service management company. Mr. Forsee will not stand for re-election to the board of directors of Evergy, Inc. at its 2020 annual meeting. Mr. Forsee received his Bachelor of Science in engineering and an honorary engineering and doctorate from the Missouri University of Science and Technology (f/k/a University of Missouri-Rolla).

In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change.

Tony L. White	73
Tony L. White joined our board of directors upon completion of the Merger. He served as Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, from September 1995 until his retirement in November 2007. Mr. White currently serves on the boards of directors of Trane and CVS Health Corp, a provider of health care services and formerly served on the board of directors of C.R. Bard, Inc., a company that designs, manufactures and sells medical, diagnostic and patient care devices. Mr. White received a bachelor of arts degree from Western Carolina University.

Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of the Company’s operational and financial affairs.

		Class II – Directors Whose Term Expires in 2022

Name	Age	Principal Occupation and Other Information
Vicente Reynal	45
Vicente Reynal has served as our Chief Executive Officer since January 2016, and has also been a member of our board of directors since January 2016. Mr. Reynal is responsible for leading the Company and driving its overall growth and profitability as a global supplier of innovative and application-critical flow control products, services and solutions. Mr. Reynal joined Gardner Denver in May 2015 as the President of our Industrials segment. Before joining Gardner Denver, Mr. Reynal spent 11 years at Danaher Corporation, a designer and manufacturer of professional, medical, industrial and commercial products and services, where he most recently served as the Group President of Dental Technologies from December 2013 to May 2015, leading the KaVo Kerr Group. Mr. Reynal also held various other executive positions at Danaher Corporation, including as the President of the Ormco business from October 2011 to December 2013, President of the Pelton & Crane, KaVo business from 2007 to 2011 and Vice President of Global Operations for the Danaher Motion Platform from 2004 to 2007. Prior to joining Danaher, Mr. Reynal served in various operational and executive roles at Thermo Fisher Scientific and AlliedSignal Corp. (which merged with Honeywell, Inc. to become Honeywell International, Inc. in 1999). Mr. Reynal holds a Bachelor of Science degree in Mechanical Engineering from Georgia Institute of Technology and Master of Science degrees in both Mechanical Engineering and Technology & Policy from Massachusetts Institute of Technology.

Mr. Reynal has 22 years of experience in corporate strategy, new product development, general management processes and operations leadership with companies in the industrial, energy and medical industries.

John Humphrey	54
John Humphrey has been a member of our board of directors since February 2018. In 2017, Mr. Humphrey retired from Roper Technologies, a company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. At Roper, he served from 2011 to 2017, as Executive Vice President and Chief Financial Officer, and from 2006 to 2011, as Vice President and Chief Financial Officer. Prior to joining Roper, Mr. Humphrey spent 12 years with Honeywell International, Inc. and its predecessor company, AlliedSignal, in a variety of financial leadership positions. Mr. Humphrey’s earlier career included six years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions. He is a member of the Board of Directors of EnPro Industries, Inc. and O-I Glass, Inc. Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. from the University of Michigan.

Mr. Humphrey has many years of experience at manufacturing companies, including experience as the chief financial officer and board member of a publicly held company.

		Class II – Directors Whose Term Expires in 2022

Name	Age	Principal Occupation and Other Information
Joshua T. Weisenbeck	38
Joshua T. Weisenbeck has been a member of our board of directors since July 2013. Mr. Weisenbeck joined KKR in 2008, and is a Partner at KKR and part of the Industrials private equity team. Mr. Weisenbeck is also a member of the Investment Committee and the Portfolio Management Committee within KKR’s Americas Private Equity platform, and a member of the Global Conflicts and Compliance Committee of KKR. He has been actively involved with the investments in Gardner Denver, Capsugel, Capital Safety, Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International, and Novaria Group, as well as having portfolio company responsibility for BrightView. In addition, he serves on the board of directors of Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International, BrightView, and Novaria Group, and was formerly a director of Capsugel and Capital Safety. Prior to joining KKR, Mr. Weisenbeck was with Onex Corporation from 2006 to 2008, focusing on Industrials private equity transactions, including Onex’s investment in Allison Transmission. Prior to Onex, he worked for Lazard from 2004 to 2006. He holds a Bachelor of Arts with honors, magna cum laude, from Williams College

Mr. Weisenbeck is a representative appointed by affiliates of KKR, our principal stockholder, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
Merger
On February 29, 2020 we completed our merger with Ingersoll-Rand plc’s Industrials business segment in an all-stock, Reverse Morris Trust transaction (the “Merger”). Upon the close of the transaction, then existing Ingersoll-Rand plc shareholders received 50.1% of the shares of the combined company on a fully diluted basis. Our then existing stockholders retained 49.9% of the shares of the combined company on a fully diluted basis. Immediately following the Merger, we changed our named from Gardner Denver Holdings, Inc. to Ingersoll Rand Inc. and changed our ticker symbol from “GDI” to “IR.” In connection with the transaction, Brandon F. Brahm, Michael V. Marn, William E. Kassling and Nickolas Vande Steeg resigned from our Board and Kirk E. Arnold, Gary D. Forsee and Tony L. White were appointed as directors. References herein to “Gardner Denver” are to the Company prior to the Merger.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 800-A Beaty Street, Davidson, North Carolina 28036.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has determined that each of Messrs. Stavros, Donnelly, Forsee, Humphrey, Jones, Weisenbeck and White and Mses. Arnold and Centoni is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Donnelly, Forsee and Humphrey is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Weisenbeck, Donnelly and Jones and Ms. Arnold is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. Our Board of Directors determined that each of Messrs. Brandon F. Brahm, Michael V. Marn, William E. Kassling and Nickolas Vande Steeg, who served as directors until the effective time of the Merger, was independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership.
Board Structure
Our Board of Directors is led by Mr. Stavros, our Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and

Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Stavros serves as Chairman, while Mr. Reynal serves as our Chief Executive Officer.
Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s Committees.
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kirk E. Arnold		X
Elizabeth Centoni			X
William P. Donnelly	X, Chair	X
Gary D. Forsee	X
John Humphrey	X		X, Chair
Marc E. Jones		X
Peter M. Stavros			X
Joshua T. Weisenbeck		X, Chair
Tony L. White			X
Number of meetings held in 2019	7	6	5
All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2019, the Board held 13 meetings and acted 3 times by unanimous written consent. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All eleven directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.
Audit Committee
During 2019, our Audit Committee consisted of Messrs. Donnelly, Humphrey and Kassling. Our Audit Committee currently consists of Messrs. Donnelly, Forsee and Humphrey, with Mr. Donnelly serving as Chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Messrs. Donnelly, Humphrey and Forsee qualify as audit committee financial experts as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Donnelly’s qualification based on, among other things, Mr. Donnelly’s experience as the Chief Financial Officer of Mettler-Toledo International Inc. and as an auditor with PriceWaterhouseCoopers LLP. The Board reached its conclusion as to Mr. Humphrey’s qualification based on, among other things, Mr. Humphrey’s experience as the Chief Financial Officer of Roper Technologies. The Board reached its conclusion as to Mr. Forsee’s qualification based on, among other things, Mr. Forsee’s experience as Chief Executive Officer of Sprint Nextel Corporation.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents and Charters: Audit Committee Charter, and include the following:
•	overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;
•
overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;

•	retaining and reviewing the qualifications, performance and independence of our independent auditor;
•	overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•	overseeing our internal audit function;
•
reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and

•	reviewing and discussing with management compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC. The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.
Compensation Committee
During 2019, our Compensation Committee consisted of Messrs. Stavros, Vande Steeg and Weisenbeck. Our Compensation Committee currently consists of Messrs. Weisenbeck, Donnelly and Jones and Ms. Arnold, with Mr. Weisenbeck serving as chair. All members of our Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents and Charters: Compensation Committee Charter, and include the following:
•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;
•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.
The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2019―Description of Director Compensation” sections of this proxy statement.
Nominating and Corporate Governance Committee
During 2019, our Nominating and Corporate Governance Committee consisted of Messrs. Stavros, Humphrey and Weisenbeck. Our Nominating and Corporate Governance Committee currently consists of Messrs. Humphrey, Stavros and White and Ms. Centoni, with Mr. Humphry serving as chair. All members of our Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents and Charters: Nominating and Corporate Governance Committee Charter, and include the following:
•	identifying and recommending nominees for election to the Board of Directors;
•	reviewing the composition and size of the Board of Directors;
•	overseeing an annual evaluation of the Board of Directors and each committee;
•	regularly reviewing our corporate governance documents, including our corporate charter and bylaws and Corporate Governance Guidelines;
•	recommending members of the Board of Directors to serve on committees of the Board; and
•	overseeing and approving the management continuity planning process.
The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business, including areas of risk (including cyber risk) and mitigating factors and summarizes these discussions for the Board. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines and our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.irco.com. Any stockholder also may request them in print, without charge, by contacting the Secretary of the Company, 800-A Beaty Street, Davidson, North Carolina 28036.
Code of Conduct
The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.
The Code of Conduct may be found on our website at www.irco.com under Investors: Governance: Governance Documents and Charters: Code of Conduct.
Anti-Hedging Policy
The Company’s Securities Trading Policy prohibits the Company’s directors, officers and employees from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s strategy and business and, as part of any director search process, the Nominating and Corporate Governance Committee and the Board of Directors will, and will request that any search firm hired by it also, consider highly qualified candidates, including women and minorities. The Board does not, however, have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from its members, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral.

When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
The stockholders’ agreement described below under “Transactions with Related Persons” provides that KKR has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors collectively beneficially owned by KKR. Currently, two directors (Messrs. Stavros and Weisenbeck) nominated by KKR serve on our Board of Directors.
Mr. Donnelly was first recommended for election to our Board by Mr. Reynal and a third-party search firm, Mr. Jones was first recommended for election to our Board by a third party search firm and Ms. Arnold was appointed to our Board pursuant to the terms of the Agreement and Plan of Merger, dated as of April 30, 2019, by and among the Company, Ingersoll-Rand plc, Ingersoll-Rand U.S. HoldCo, Inc., and Charm Merger Sub Inc. (the “Merger Agreement”)
In connection with its annual nomination of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. See the directors’ biographical information set forth above for the important characteristics considered by our Board in determining that our directors should serve as directors of the Company.
This annual director nomination process resulted in the Board’s nomination of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary of the Company, Ingersoll Rand Inc., 800-A Beaty Street, Davidson, North Carolina 28036. All recommendations for nomination received by the Secretary of the Company that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2021 Annual Meeting.”

Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers, other than Vicente Reynal, whose biographical information is presented under “Continuing Members of the Board of Directors.”
Name	Age	Principal Occupation and Other Information
Sia Abbaszadeh	59
Since the completion of the Merger, Sia Abbaszadeh has served as the vice president and general manager of the Industrial Technologies and Services, Pressure and Vacuum Solutions business unit of the combined company, which includes Nash, Garo, ETO, MSG and EMCO Wheaton Loading Arms. Prior to this role, Mr. Abbaszadeh served as vice president and general manager, Vacuum and Turbo Blowers at Gardner Denver since September 2018.

Mr. Abbaszadeh joined Gardner Denver in the Industrials Segment in March 2016 as the global vice president Technology and Marketing. Prior to Gardner Denver, Mr. Abbaszadeh held an executive board level position of chief technology and marketing officer within Atlas Copco Vacuum Solution with global responsibility for business development and R&D. He joined Atlas Copco following the acquisition of Edwards High Vacuum in January 2014. At Edwards, he held a number of roles within the R&D group, moving to the position of business development director-Japan in 2002. He was appointed to the board level position of global head of the Solar Division in 2005 and chief marketing and technology officer in 2010. He holds a Master of Science from Brighton University, UK.

Gary Gillespie	64
Since the completion of the Merger, Gary Gillespie has served as the vice president and general manager of the Industrial Technologies and Services, Americas business unit of the combined company.

Prior to this role, Mr. Gillespie served as vice president, general manager for Industrial Americas of Gardner Denver, overseeing all Compressor, Blower, Vacuum and Industrial Pump products. He joined Gardner Denver in 1981. During his tenure, he has held various positions of increasing responsibility, including sourcing/procurement, customer service, sales management and product management. Prior to joining Gardner Denver, he was employed by Quincy Compressor and Fiat-Allis Machinery.

Mr. Gillespie holds a Bachelor of Science degree from Illinois State University.

Nick Kendall-Jones	49
Since the completion of the Merger, Nick Kendall-Jones has served as the vice president and general manager of the Precision and Science Technologies business unit of the combined company. He joined Ingersoll-Rand plc in May 2019 following the acquisition of PFS from Accudyne Industries. Prior to joining Ingersoll Rand, Mr. Kendall-Jones’ most recent leadership role was serving as President of PFS Accudyne Industries from October 2016.

Mr. Kendall-Jones started his career in Finance with ITT Corporation serving in various European roles and general management roles, including leading Xylem’s Global Industrial Water business and as fluid platform president of a Crane Company division.

Mr. Kendall-Jones has a degree in business and finance and is a certified Lean Six Sigma Champion and graduate of the Ashridge Strategic Leadership Development Program.

Name	Age	Principal Occupation and Other Information
Craig Mundy	54
Since the completion of the Merger, J. Craig Mundy (Craig) has served as the senior vice president of human resources, talent and diversity and inclusion of the combined company.

Mr. Mundy joined Ingersoll-Rand plc in 2007 and has served in several leadership roles, including human resources, communications and talent and organizational capability. Prior to joining Ingersoll Rand, Craig was vice president, human resources for Procter & Gamble (The Gillette Company). He has held senior leader roles with Duracell and Schlumberger Industries. He has more than 30 years of human resources experience within the consumer products, energy services, transportation, climate and industrial markets.

Mr. Mundy holds a bachelor’s in business management from Auburn University.

Andrew Schiesl	48
Since the completion of the Merger, Andrew Schiesl has served as the senior vice president, general counsel, chief compliance officer and secretary of the combined company. He will lead legal, compliance, communications, governance, risk management and corporate social responsibility, which includes the combined company’s Environmental, Health and Safety (EHS) and sustainability efforts. Prior to this role, Andy served as vice president, general counsel, chief compliance officer and secretary at Gardner Denver since 2013 and was also responsible for leading human resources at Gardner Denver in addition to Gardner Denver’s legal, compliance, governance and risk management functions.

Previously, Mr. Schiesl served as vice president and general counsel of Quad/Graphics, Inc., a commercial printing business, from 2003 until he joined Gardner Denver. He was also senior counsel at Harley-Davidson, Inc., after beginning his career practicing law with Foley & Lardner LLP in Milwaukee.

Mr. Schiesl received a bachelor’s in political science and history from the University of Wisconsin-Milwaukee and graduated from the University of Pennsylvania School Of Law. He holds a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Name	Age	Principal Occupation and Other Information
Enrique Miñarro Viseras	42
Since the completion of the Merger, Enrique Miñarro Viseras has served as the vice president and general manager of the Industrial Technologies and Services, Europe, Middle East, India and Africa (EMEIA) business unit of the combined company. EMEIA also includes Gardner Denver’s EMCO Wheaton Fuel Systems and Runtech businesses.

Mr. Miñarro Viseras has served as vice president and general manager, Industrials Segment EMEIA Region at Gardner Denver since May 2016 where he has been responsible for leading all Industrials segment operations, including sales, service, engineering, product management and manufacturing within Europe, Middle East, Africa and India.

Prior to Gardner Denver, Mr. Miñarro Viseras had an extensive 15-year career at Emerson Network Power and Emerson Industrial Automation, most recently serving as the Managing Director, Emerson Network Power from May 2015 to April 2016.

Prior to Managing Director, Mr. Miñarro Viseras held the position of President, Control Techniques for Emerson Industrial Automation from July 2012 to April 2015. He holds a doctorate in engineering plus a Master of Business Administration and a Master of Engineering and Management from Cranfield University, United Kingdom as well as a degree in industrial engineering from Universidad Politécnica of Valencia, Spain.

Mark Wagner	46
Since the completion of the Merger, Mark Wagner has served as the vice president and general manager of the Specialty Vehicle Technologies business unit, which includes the Club Car business.

Mr. Wagner joined Ingersoll-Rand plc in 1996 as a sales engineer and has served in numerous sales, contracting, sales operations and general management roles of increasing importance. Mr. Wagner’s most recent prior role was as the vice president of sales for Ingersoll Rand’s Residential HVAC business unit.

Mr. Wagner holds a bachelor’s in industrial engineering from Penn State University and a Master of Business Administration from Indiana University, Kelley School of business.

Name	Age	Principal Occupation and Other Information
Michael A. Weatherred	58
Since the completion of the Merger, Michael A. Weatherred has served as the senior vice president of the combined company, leading Ingersoll Rand Execution Excellence (IRX), Strategy and Business Development.

Mr. Weatherred has served as vice president of Execution Excellence at Gardner Denver. He joined Gardner Denver in May 2018 as vice president of Gardner Denver Operating Systems.

Prior to joining Gardner Denver, Mr. Weatherred served as vice president of Growth in the Danaher Business System Office of Danaher Corporation from 2013 to May 2018. Before that, he spent 12 years at Danaher in its Dental and Product ID platforms in various general management, marketing and strategic account roles. Prior to joining Danaher in 2002, Mr. Weatherred spent time at Honeywell and Black & Decker in various sales, marketing and general management roles.

Mr. Weatherred earned a Bachelor of Science in accounting from Pittsburg State University and a Master of Business Administration from Loyola University.

Emily Weaver	48
Since the completion of the Merger, Emily Weaver has served as the senior vice president and chief financial officer of the combined company, leading Finance and IT. Emily has served as Chief Financial Officer of Gardner Denver since December 1, 2019.

Prior to joining Gardner Denver, Ms. Weaver acted as chief accounting officer of Fortive Corporation where she was responsible for Fortive’s FP&A, accounting and reporting functions, and finance talent development. Ms. Weaver also served as vice president of Finance at Danaher Corporation where she also led Danaher’s Spin-off of Fortive Corporation in 2016. Ms. Weaver has had other roles of increasing responsibility including five years at General Electric Company, three years as inspections leader at Public Company Accounting Oversight Board (PCAOB) and 13 years at PriceWaterhouseCoopers.

Ms. Weaver graduated from the University of California, Santa Barbara, with highest honors, earning a Bachelor of Arts in business economics.

Todd Wyman	53
Since the completion of the Merger, Todd Wyman has served as the senior vice president of the Industrial Technologies and Services business of the combined company.

Mr. Wyman joined Ingersoll-Rand plc in 2009 as senior vice president of operations and integrated supply chain, where he was responsible for optimizing the global footprint and standing up a global procurement organization. During the last four years, Mr. Wyman led the compression technology and services business.

Prior to joining Ingersoll Rand, Mr. Wyman was with GE where he progressed to increasingly more responsible roles over a 20-year career in operations, sourcing and general management. He holds a Bachelor’s in management engineering from Worcester Polytechnic Institute, Worcester, MA.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2020.
Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2019 financial statements, we entered into an agreement with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.
The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended December 31, 2019 and 2018 and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.
	For the Years Ended December 31, (in thousands)
	2019	2018
Fees:
Audit fees	$4,348	$4,703
Audit Related fees(1)	6,839	380
Tax fees(2)	3,466	277
All other fees(3)	7,040	327
Total	$21,693	$5,687
(1)
Audit related fees for 2019 include fees primarily for business due diligence and SEC filings in connection with the Merger. Audit related fees for 2018 include fees primarily related to the Company’s public offerings.

(2)
Tax fees for 2019 include fees of $316,000 for tax return preparation and review and transfer pricing services and fees of $3,150,000 for tax advisory services relating to the Merger and other matters. Tax fees for 2018 relate to tax return preparation and review and transfer pricing services.

(3)	All other fees for 2019 include advisory services rendered in connection with the Merger. All other fees for 2018 include advisory services related to acquisitions.

The Audit Committee pre-approved all the services included in this table. The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2020.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters-Board Committees and Meetings-Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees” and the Securities and Exchange Commission (the “SEC”). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
William P. Donnelly, Chair
John Humphrey

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Submitted by the Compensation Committee of the Board of Directors:
Peter M. Stavros
Joshua T. Weisenbeck
William P. Donnelly
Marc E. Jones
Kirk E. Arnold
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) arrived at its compensation decisions for our 2019 named executive officers (“NEOs”) listed below:
NEOs/Executive Officers	Title
Vicente Reynal	Chief Executive Officer (“CEO”)
Emily Weaver(1)	Senior Vice President & Chief Financial Officer (“CFO”)
Andrew Schiesl	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary
Enrique Miñarro Viseras	Vice President and General Manager, Industrial Technologies & Services EMEIA
Michael Weatherred	Senior Vice President, IR Execution Excellence (IRX), Strategy & Business Development
Neil Snyder(2)	Former Vice President & CFO
(1)	Ms. Weaver was appointed Senior Vice President and Chief Financial Officer of the Company effective December 1, 2019.
(2)	Mr. Snyder served as Vice President and Chief Financial Officer of the Company until December 1, 2019.
Executive Summary
2019 Business Highlights
The executive management team’s primary goal was to support long-term value creation for our stockholders. To that end, 2019 proved to be a transformational year for the Company, which culminated in the completion of the Merger in February 2020. The strategic benefits and opportunities resulting from the Merger are expected to include, but not limited to:
•	Cost synergies of approximately $250 million annually(1) and substantial revenue growth opportunities
•	Enhanced scale of the joint businesses, which will permit investment in new technologies and increased innovation, an increase in geographic footprint and diversification of end markets
•	Complementary product portfolios that will expand our business by offering a more complete set of solutions for our customers
(1)
We expect to achieve cost synergies of $250 million annually by the end of year three after the closing of the Merger. We expect to incur approximately $450 million of expenses in connection with both achieving these cost synergies and the associated separation.

In addition to increasing stockholder value by executing this merger, the management team continued its focus on our four key strategic priorities of deploying talent, expanding margins, accelerating growth and allocating capital effectively. Success in delivering on these strategic priorities resulted in solid performance given the challenging market conditions especially the significant headwinds faced in the upstream energy business. Key metrics considered by the Committee in 2019 include:
•	Revenue of $2.5 billion, down 9% compared to prior year; 6% down on a Constant Currency basis
•
Adjusted EBITDA(1) of $565 million in 2019 down from $682 million in 2018, with $110 million of decline due to lower revenues in Upstream Energy plus higher Corporate expenses and foreign exchange impacts

•
Industrials, Mid and Downstream Energy and Medical businesses (collectively, the “Non-Upstream Businesses”) delivered flat revenue compared to prior year, or 3% revenue growth on a Constant Currency basis

•	The Non-Upstream Businesses also delivered 3% Adjusted EBITDA growth, or 7% Adjusted EBITDA growth on a Constant Currency basis, and Adjusted EBITDA margin expansion of 80 basis points
•	Net Operating working capital as % of Revenue of less than 25%, which remained relatively flat over 2018 despite revenue decline
(1)
See “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation of Adjusted EBITDA to Net income, the most directly comparable GAAP measure. Net income in 2018 was $269.4 million and was $159 million in 2019.

Stockholder Engagement and “Say on Pay” Results
We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In addition to our regular cadence of investor engagement activities such as our annual stockholder meeting, quarterly earnings call and various investor conferences, the Company also directly and regularly engaged with stockholders in connection with the Merger.
At the Company’s annual meeting in May 2018, we received substantial support for our executive compensation program, with over 99% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. Based on the positive feedback we received from our major stockholders, in addition to the vote result in 2018, and our view that the compensation program is functioning properly, we did not make substantive changes in 2019 to our compensation philosophy or the overall structure of our program. We will continue to keep an open dialogue with our stockholders to ensure that we have a regular pulse on investor perspectives. We hold advisory votes on the compensation of our NEOs every three years; we will hold our next advisory vote on the compensation of our NEOs in 2021.
What Guides Our Program
Executive Compensation Philosophy
Our compensation philosophy continues to be centered on the following two key tenets: (1) building long-term value for our stockholders, and (2) driving employee engagement. To that end, our executive compensation program is grounded in the following principles:
Attraction and Retention	Enable the Company to attract and retain highly-talented people with exceptional leadership capabilities.
Competitiveness
Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Shareholder Alignment	Deliver majority of compensation through pay elements that are designed to create long-term value for our stockholders (see positioning versus market below), as well as foster a culture of ownership.
Pay for Performance	Ensure that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable business performance objectives.

Compensation Elements
Our compensation philosophy is supported by the following principal pay elements:
Element	Target Positioning vs. Market	Primary Objectives
Base Salary	At or Below Median	•	Attract and retain high-performing and experienced individuals
		•	Provide steady source of income
Annual Cash Incentives	Target at Median	•	Motivate executives to achieve challenging short-term performance goals
		•	Align with annual financial objectives
Long-Term Equity Incentives	Target at 50th - 75th percentile	•	Align executives’ interests with those of stockholders
		•	Align with long-term business strategy
		•	Retain executive talent through multi-year vesting schedules
		•	Motivate sustainable performance that creates long-term value for stockholders
The following charts illustrate that a majority of NEO annual Target Total Direct Compensation (“TDC”) is performance-based.

Compensation Governance Practices and Policies
The Compensation Committee has adopted the following practices and policies reflecting what it believes to be a best practices approach to executive compensation.
What We Do	What We Don’t Do
Significant Portion of Pay Focused on Long-Term Value Creation	No Tax Gross-Ups in Connection with Change-in-Control Severance
Market Leading Stock Ownership and Retention Guidelines	No Executive Pensions
Incentive Plan Goals Aligned with Stockholder Interests	No Fixed-Term Employment Agreements
Capped Incentive Opportunities	No Stock Option Repricing
Mitigation of Risk Through Annual Compensation Risk Assessment	No Hedging of Company Stock
Independent Compensation Consultant
Incentive Compensation Clawback Policy

The Decision-Making Process
The Compensation Committee oversees the executive compensation program for our NEOs. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. For additional information regarding the Committee see “The Board of Directors and Certain Governance Matters―Board Committees and Meetings―Compensation Committee.”
The Role of the Committee. The Compensation Committee ensures that the executive compensation program supports the Company’s business goals and aligns with shareholder interests. The Compensation Committee annually reviews NEO compensation levels by considering various factors, including:
•	The relative importance of each NEO’s role and responsibilities
•	How the NEO has performed relative to these roles and responsibilities
•	Compensation practices of Peer Group companies (as defined below)
•	Overall company performance
•	Succession considerations
The Role of Management. Our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. No member of management participates in discussions with the Compensation Committee regarding his or her own compensation.
The Role of the Independent Consultant. The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist us in evaluating the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and equity-based incentives for our executive officers. In April 2020 the Compensation Committee determined that Pearl Meyer is independent from management and that Pearl Meyer’s work has not raised any conflicts of interest. Pearl Meyer reports directly to the Compensation Committee and the Compensation Committee has the sole authority to approve Pearl Meyer’s compensation and may terminate the relationship at any time.
During 2019, Pearl Meyer advised the Committee on a variety of topics, including the formation of a compensation peer group, competitive market assessment, the development of our executive and non-employee director compensation philosophy, the structure of short- and long-term incentive programs, assisted with our compensation risk assessment and aided the Company in preparation for the Merger.
Peer Group. The Compensation Committee believes it is important to understand current trends in compensation practices and pay levels for companies that are comparable to Ingersoll Rand. Together with its independent consultant and input from management, the Compensation Committee developed a compensation Peer Group of 11 companies. Companies chosen are comparable in size, as the Compensation Committee believes size is a key determinant of compensation levels. Companies selected generally have revenue of 1/2x - 2x of Ingersoll Rand’s revenue and market capitalization of 1/3x - 3x of Ingersoll Rand’s market capitalization. In addition to size, companies are in comparable industries where we source executive talent. In helping to set compensation levels for 2019, the Compensation Committee used the following Peer Group:
A.O. Smith Corporation	Colfax Corporation	Donaldson Company, Inc.
Flowserve Corporation	Graco, Inc.	IDEX Corporation
Mettler-Toledo International, Inc.	Nordson Corporation	Rotork plc
The Weir Group plc	Xylem, Inc.
The Compensation Committee does not rely solely on data from the Peer Group in establishing compensation levels and practices as highlighted above; however the Compensation Committee generally targets the cash compensation of the NEOs at or below the median of the Peer Group and long-term equity incentive compensation between the 50th and 75th percentile of the Peer Group. Additionally, the Compensation Committee may also consider survey compensation data based on companies of similar size to Ingersoll Rand.

In anticipation of the Company’s transformational merger and significantly larger size (both by revenue and by market capitalization) and scope of operations, the Compensation Committee, using similar criteria as to what is highlighted above, adopted the following 13 company Peer Group for 2020 compensation actions:
AMETEK, Inc	Avery Dennison Corporation	Celanese Corporation
Dover Corporation	Flowserve Corporation*	Fortive Corporation
IDEX Corporation*	Mettler-Toledo International, Inc.*	Oshkosh Corporation
Parker-Hannafin Corporation	Pentair Plc	Rockwell Automation, Inc.
Xylem, Inc*
*
Note, four companies overlap with the 2019 peer group and were maintained because they are of comparable size to Ingersoll Rand following the Merger and/or compete with Ingersoll Rand for revenue and talent

2019 Executive Compensation Program in Detail
Base Salary
Base salary is the only fixed component of NEO cash compensation. An NEO’s base salary is related to the individual’s level of responsibility and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and internal pay parity. Base salaries are reviewed annually or at other times when appropriate (i.e., promotions, changes in job scope and/or responsibilities, etc.) and may be increased from time to time pursuant to such review. Based on its assessment and consistent with our philosophy to focus on long-term variable pay, the Compensation Committee only provided base salary increases to two of our Named Executive Officers – Mr. Reynal and Mr. Weatherred. In determining to approve a 10% increase in Mr. Reynal’s salary for 2019, the Compensation Committee considered that Mr. Reynal did not receive a base salary increase in 2018 and a 10% increase in 2019 continues to position Mr. Reynal below the Peer Group median. Mr. Weatherred received a base salary increase of 3% in his former role as VP, GDX, which was consistent with the Company’s broad-based merit increase.
The following table reflects the base salaries of our NEOs as of December 31, 2019.
	Base Salary as of December 31, 2018	Base Salary as of December 31, 2019	% Increase
Vicente Reynal, Chief Executive Officer	$766,500	$843,150	10%
Emily Weaver, Senior Vice President and Chief Financial Officer(1)	$—	$575,000	—%
Andrew Schiesl, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	$460,000	$460,000	0%
Enrique Miñarro Viseras, Vice President and General Manager, Industrial Technologies & Services EMEIA(2)	$389,331	$369,413	—%
Michael Weatherred, Senior Vice President, IR Execution Excellence (IRX), Strategy & Business Development	$345,000	$351,900	2%
(1)	Ms. Weaver was appointed Senior Vice President and Chief Financial Officer of the Company effective December 1, 2019.
(2)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2018 base salary (which was 330,000 Euros) to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018. We converted his 2019 base salary (which was 330,000 Euros) to U.S. dollars at an exchange rate of 1.1194, which was the average monthly translation rate for 2019. The difference in values is attributable to exchange rate fluctuation and not a compensation increase.

Annual Cash Bonus Opportunity
To tie a significant portion of their annual cash compensation to actual performance, each NEO is eligible for an annual cash bonus award under our MIP, based on the achievement of our financial goals for the Company and their respective business units.

A target annual bonus opportunity, expressed as a percentage of an NEO’s base salary in effect at year end, is established annually and may be adjusted from time to time by the Compensation Committee in connection with an NEO’s promotion or performance. The table below shows the 2019 target annual cash bonus opportunities for each of the NEOs.
NEO	Target Bonus Opportunity (as a % of Salary)
Vicente Reynal	100%
Emily Weaver	85%
Andrew Schiesl	75%
Enrique Miñarro Viseras	60%
Michael Weatherred	50%
2019 Performance Measures. The MIP pays out to participants based on levels of performance against financial metrics established by the Compensation Committee. To be eligible for a payout, a participant must be employed by the Company through the payment date or have an Approved Retirement (as defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control―Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity awards granted in 2019”) after the end of the year but before the payment date. To ensure the right level of accountability and line-of-sight, the performance measures vary depending upon the role and responsibility of the NEO. For 2019, annual cash bonus awards for Corporate NEOs (Messrs. Reynal, Schiesl, Weatherred and Ms. Weaver,) were based on the achievement of overall Corporate performance, as described below. Mr. Miñarro Viseras’ annual cash bonus award was based in part on the achievement of overall Industrials Group performance and in part on the achievement of Industrials EMEA performance, as described below, to reflect his leadership of the Industrials EMEA business unit and his ability to impact the overall Industrials Group. A detailed description of the 2019 MIP metrics and the calculation of the actual amounts paid to each of our NEOs are provided below.
We use Adjusted EBITDA (75% of award) as the primary performance measure in the MIP because it provides a reliable indicator of our strategic growth and the strength of our overall financial results. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, nonrecurring and other adjustment items. As a balance to our profitability metric and in support of a focus on operational efficiency, the Compensation Committee adopted Net Operating Working Capital1 as a Percentage of Revenue in 2018 and continued to have it constitute 25% of the award for our 2019 program.
For our Corporate NEOs, Corporate performance against the Adjusted EBITDA metric is determined by the weighted average of the payout percentages associated with achievement against the Adjusted EBITDA targets for the “MIP Business Units.” Corporate performance against the Net Operating Working Capital as a Percentage of Revenue metric is determined by the payout percentage associated with achievement against the Net Operating Working Capital as a Percentage of Revenue target for the Company. The “MIP Business Units” include Energy P&IP, Energy Nash, Energy Emco, Industrials Americas, Industrials EMEA, Industrials APAC, Medical and Runtech. We believe the Adjusted EBITDA and Net Operating Working Capital as a Percentage of Revenue targets set in 2019 provided reasonably achievable, but challenging goals for our NEOs and the other MIP participants at the Corporate level.
For our NEO at the Industrials Group level, Mr. Miñarro Viseras, performance against the Adjusted EBITDA metric is determined by the average of the payout percentages associated with achievement against the Industrials Group and the Industrials EMEA targets. Performance against the Net Operating Working Capital as a Percentage of Revenue metric is determined by the payout percentage associated with achievement against the Net Operating Working Capital as a Percentage of Revenue target for the Industrials Group, which could range from 50% for threshold performance, to 100% for target performance, to a maximum of 200% for performance significantly above target (with the payout percentage for performance between such levels determined on a linear basis). We believe the Adjusted EBITDA and Net Operating Working Capital as a Percentage of Revenue targets provided reasonably achievable, but challenging goals for Mr. Miñarro Viseras and the other MIP participants at the Industrials Group level.
1	Defined as Accounts Receivables and Contract Assets + Inventory (excluding LIFO) - Accounts Payable - Contract Liabilities

The following table details the payout percentage associated with a corresponding performance level against the Adjusted EBITDA targets for our NEOs at both the Corporate and Industrials Group level and against the Net Operating Working Capital as a Percentage of Revenue targets for our NEOs at the Corporate level:
Performance Level	Adjusted EBITDA Performance % of Target	Net Operating Working Capital % of Revenue (Total Company)	Payout % of Target
Below Threshold	<90%	>23.2%	0%
Threshold	90%	23.2%	50%
Target	100%	22.4%	100%
Maximum	110%	21.9%	200%
No cash incentive award would have been paid to our NEOs whose awards were based on overall Corporate performance unless actual performance for fiscal 2019 for at least one of the MIP Business Units was at or above 90% of the applicable Adjusted EBITDA target (or, in the case of Mr. Miñarro Viseras, if the performance of our Industrials segment for 2019 was at or above the Adjusted EBITDA target for our Industrials segment). Adjusted EBITDA results are adjusted to the extent that actual foreign exchange rates by country differ by more than 5% of budgeted foreign exchange rates. For performance percentages between the levels set forth above, the resulting payout percentage is adjusted on a linear basis. In addition to setting Adjusted EBITDA targets for our business units, we set an annual corporate expense budget each year and any difference between actual and budgeted corporate expense may be allocated to the Adjusted EBITDA at our business units at the discretion of the Compensation Committee. While there are no individual goals for purposes of MIP award payments, the Compensation Committee, on the recommendation of Mr. Reynal, may adjust an incentive payment upward or downward for performance-related reasons for other NEOs. In addition, the Compensation Committee has discretion to adjust MIP award payments for unanticipated events. For 2019, the Compensation Committee did not make any discretionary adjustments to the calculated MIP award payments for our NEOs.
The following table sets forth our actual payout percentage achieved with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs under the 2019 MIP in light of these performance results.
				Adjusted EBITDA (75%)		Net Operating Working Capital % of Revenue (25%)
NEO(1)	2019 Base Salary	Target Bonus %	Target Bonus Amount	Wtd. Average of MIP Business Units	Industrials EMEA (50%) and Industrials (50%)	Corporate	Industrials	Overall Payout Factor	2019 Bonus Payout
Vicente Reynal	$843,150	100%	$843,150	43%	—	0%	—	32%	$269,760
Emily Weaver(1)	$575,000	85%	$588,750	—%	—	0%	—	—%	$40,729
Andrew Schiesl	$460,000	75%	$345,000	43%	—	0%	—	32%	$110,400
Enrique Miñarro Viseras(2)	$369,413	60%	$221,648	—	76%	—	200%	107%	$237,163
Michael Weatherred	$351,900	50%	$175,950	43%	—	0%	—	32%	$56,304
(1)	Per Ms. Weaver’s offer letter, she was entitled to receive a pro-rated payout of her target bonus.
(2)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his MIP award payment amount to U.S. dollars at an exchange rate of 1.1194, which was the average monthly translation rate for 2019.

Long-Term Equity Incentive Awards - 2019
Our long-term incentive awards, established through our Ingersoll Rand Holdings, Inc. 2017 Omnibus Incentive Plan (our “2017 Omnibus Incentive Plan”), are intended to drive executives to deliver strong stock performance, align our executives’ experience with that of our stockholders and to attract and retain highly-qualified executives. With the exception of Ms. Weaver’s initial equity grant (as noted below), all equity awards vest in equal annual installments on each of the first, second, third and fourth anniversaries of the grant date. The details of these awards are as follows:
•
50% in the form of stock options, which vest in 25% increments over a four-year period. Stock options have a ten-year term. Stock options only deliver value when the stock price increases above the exercise price.

•
50% in the form of Restricted Stock Units (“RSUs”), which vest in 25% increments over a four-year period. We believe RSUs serve as a strong retention tool, instill a sense of ownership for our executives and focus them on managing the Company from the long-term perspective of an owner.

Target value for annual equity award grants made in February 2019 for each NEO are shown below.
Executive	Stock Options (50%)	RSUs (50%)
Vicente Reynal	$2,175,000	$2,175,000
Emily Weaver(1)	$625,000	$1,875,000
Andrew Schiesl	$362,500	$362,500
Enrique Miñarro Viseras	$250,000	$250,000
Michael Weatherred	$175,000	$175,000
(1)
Per Ms. Weaver’s offer letter and as inducement to join the Company, she received an initial equity grant valued at $2.5MM comprised of 75% RSUs and 25% stock options. The stock options and RSUs vest in equal thirds on second, third and fourth anniversaries of the grant date. Subsequently, Ms. Weaver is entitled to receive annual equity awards with a target value equal to $1.65M delivered in a form consistent with other NEOs at the time of grant.

Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy which calibrates award levels between market median and 75th percentile.
These grant amounts were translated into a number of stock options and shares of restricted stock by taking such dollar amount and dividing it by the per share or per option “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant.
Long-Term Equity Incentive Awards - 2020
To align with the transformational nature of the Company’s merger, the Compensation Committee determined in 2020 that greater direct alignment with long-term value creation was needed within the Company’s equity program. To that end, the Committee determined to award long-term incentive awards in 2020 to our NEOs as set forth below:
•	50% in Performance Share Units (PSUs). The PSUs have a 3-year performance period and performance is measured based on relative TSR vs. S&P 500 as follows:
○	Threshold Performance: 35th percentile positioning vs. index = 50% payout
○	Target Performance: 55th percentile positioning vs. index = 100% payout
○	Superior Performance: 75th percentile positioning vs. index = 200% payout (capped)
•	25% in Time-Vesting Restricted Stock Units (RSUs). RSUs continue to evenly vest over a four-year period
•	25% in Time-Vesting Stock Options. Stock Options continue to evenly vest over a four-year period
Vesting of Equity Awards Made Prior to our Initial Public Offering
Prior to our initial public offering, in 2014, 2015, and 2016, we granted long-term equity awards pursuant to our 2013 Stock Incentive Plan for Key Employees of Ingersoll Rand Holdings, Inc. (our “2013 Stock Incentive Plan”) to our NEOs in the form of stock options, with 50% of each award vesting based on time-based vesting conditions (“Time Options”) and 50% of each award vesting based on performance-based vesting conditions (“Performance Options”). A portion of the Performance Options were eligible to vest on December 31, 2019 if and only to the extent that the Company achieved the annual adjusted EBITDA performance target for fiscal 2019 set by the Compensation Committee (where “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates). The fiscal 2019 adjusted EBITDA performance target was $560 million and our adjusted EBITDA performance for fiscal 2019 was $565 million. Therefore, the portion of the Performance Options held by our NEOs that was eligible to vest based on the Company’s fiscal 2019 adjusted EBITDA performance vested.

Other Compensation Practices and Policies that Align Our NEOs with Our Stockholders
Stock Ownership and Retention Policy
To align the interests of our management and directors with those of our stockholders, the Board of Directors concluded that certain of our executives (the “Covered Executives”) and non-employee directors should have a significant financial stake in the Company’s stock. To further that goal, we implemented stock ownership guidelines (the “Guidelines”) in 2017, the year we completed our initial public offering. The Covered Executives and non-employee directors are required to hold a specific level of equity ownership as outlined below.
Covered Executives: The Guidelines apply to the Covered Executives in three tiers. The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s annual base salary rate as of January 1st of the year, are as follows:
Tier	Covered Executives	Multiple of Salary
Tier One	Chief Executive Officer	10x Salary
Tier Two	Chief Financial Officer and General Counsel	5x Salary
Tier Three	P&L and Corporate Leaders	3x Salary
Retention Requirement: There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, Covered Executives must retain 75% of net shares granted to them. Once the ownership guideline is met, Covered Executives must retain 30% of net shares granted to them; however, this requirement drops to 20% for a Covered Executive upon the earlier of a (1) such Covered Executive reaching the age of 55 and (2) such covered executive achieving 10 years of service with the Company and terminates upon the earlier of (1) such Covered Executive reaching the age of 60 and (2) such covered executive achieving 15 years of service with the Company.
The shares counted toward these ownership requirements include shares owned outright and vested stock options. The retention requirement applies to all prior and future grants. These ownership requirements are set at levels that the Company believes are robust given the Covered Executives’ respective salaries and responsibilities.
Non-Employee Directors: Our non-employee directors are required to hold 75% of net shares granted to them under our benefit plans until they own equity equal to five times their annual cash retainers. Once the ownership guideline is met, directors must retain 30% of the net shares granted to them under our benefit plans until their retirement.
As of January 1, 2020, all our NEOs and then serving directors who were with the Company for at least one year were in compliance with the applicable stock ownership levels under the Guidelines.
Hedging and Pledging Policies
The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.
Incentive Compensation Clawback Policy
We have adopted a clawback policy for incentive compensation. The Compensation Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. Under the policy, if the Compensation Committee determines that incentive compensation of its current and former Section 16 officers (or any other employee designated by the Board or the Compensation Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), and such restatement was caused or contributed, directly or indirectly, by such employee’s fraud, willful misconduct or gross negligence, then the Compensation Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded during the three-year period preceding the date on which the Company is required to prepare the restatement.
Other Benefits
While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:
•	a 401(k) savings plan;
•	medical, dental, vision, life and disability insurance coverage; and
•	dependent care and healthcare flexible spending accounts.
401(k) Plan
Our U.S. eligible employees, including our NEOs other than Mr. Miñarro Viseras, participate in the Ingersoll Rand, Inc. Retirement Savings Plan (the “401(k) plan”), which is a tax-qualified retirement savings plan. Eligible employees hired on and after January 1, 2014, are automatically enrolled in the 401(k) plan to make pre-tax salary contributions, unless they decline participation. Under the 401(k) plan, we match 100% of the first 6% of a participant’s eligible pre-tax and/or Roth salary contributions, subject to all IRS annual limits and plan limitations. Participants are 100% vested in employee salary contributions and Company matching contributions. 401(k) plan participants may elect to contribution up to 100% of their annual eligible compensation (either through pre-tax or Roth contributions), subject to annual IRS and plan limitations.
Supplemental Excess Defined Contribution Plan
In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above), including the NEOs other than Mr. Miñarro Viseras, are eligible to participate in the Ingersoll Rand, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”), which is funded through a Rabbi Trust. This Excess Contribution Plan is intended to permit Company matching contributions on eligible compensation contributions in excess of the annual limitations imposed by the IRS on our tax-qualified 401(k) plan.
Eligible employees may contribute to the Excess Contribution Plan when they exceed (i) the annual IRS pre-tax/Roth contribution limits and the annual catch-up contribution limit for participants age 50 or over or (ii) the annual IRS compensation limit, under the 401(k) plan. Under the Excess Contribution Plan, we match 100% of the first 6% of a participant’s eligible salary contributions to the Excess Contribution Plan. Company matching contributions under the Excess Contribution Plan are contributed to the Rabbi Trust in the form of cash rather than our common stock. All employee and Company matching contributions are fully vested immediately.
Limited Perquisites
Executive perquisites are not part of our general compensation philosophy; however, we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. These are typically set forth in the offer letters or employment agreements we enter into with our executive officers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019 Summary of NEO Offer Letters and Employment Agreements.” For example, in 2019 per his employment agreement, Mr. Miñarro Viseras was entitled to international school assistance, use of a company car and housing allowance. In addition, the Company provided Mr. Snyder use of a corporate apartment.
Severance and Change in Control Agreements
The Company believes that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in the Company’s executive attraction and retention efforts. As discussed below, the offer letters we enter into with our NEOs provide for certain payments, rights and benefits to the

NEOs upon an involuntary termination of employment without Cause (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below) from the Company or a termination by the NEO for Good Reason (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below). In addition, our equity award agreements provide for accelerated vesting upon a change in control in certain circumstances and upon certain qualifying terminations of employment, as more fully described above under “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Terms of Equity Awards.”
In April 2020, Messrs. Reynal and Schiesl proactively recommended to the Board that their respective offer letters should be amended to align their severance terms with those of Ms. Weaver and Mr. Weatherred, and to be more in keeping with the Company’s compensation philosophy. Specifically, they recommended and agreed to reduce the amount of severance to which each of them is entitled in the event of a qualifying termination from (a) an amount equal to the sum of (x) his annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs to (b) an amount equal to his annual base salary.
Risk Management and Mitigation of Compensation Policies and Practices
The Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors, and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.
Employment Agreements
We do not typically enter into employment agreements with our NEOs; however, we entered into an employment agreement with Mr. Miñarro Viseras when he joined the Company in 2016 and we entered into a new employment agreement with him in October 2018 in connection with our competitive review of executive officer compensation. In addition, we entered into offer letters setting forth initial compensation and benefits, as well as severance terms, with each of our other NEOs. Full descriptions of the material terms of the employment agreements we entered into with Mr. Miñarro Viseras and the offer letters we entered into with Messrs. Reynal, Schiesl, Weatherred and Ms. Weaver are presented below in “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019.”
Transition Agreement – Mr. Snyder
In December 2019, in connection with his retirement from the Company, to secure his provision of transitional services to the Company and to induce him to enter into a release and waiver of claims in favor of the Company, we entered into a transition agreement with Mr. Snyder. See “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019” and “―Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Summary Compensation Table
The following table provides summary information concerning compensation of our NEOs for services rendered to us during the years indicated.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Vicente Reynal, Chief Executive Officer	2019	823,988	―	2,175,009	2,175,003	269,808	91,703	5,535,511
	2018	766,500	―	1,999,999	2,000,003	528,885	409,961	5,705,349
	2017	765,754	225,000	―	―	1,103,760	285,581	2,380,095

Emily Weaver, SVP, and Chief Financial Officer(5)	2019	47,917	500,000	1,874,988	624,996	40,729	145	3,088,774

Andrew Schiesl, SVP, General Counsel, Chief Compliance Officer and Secretary	2019	460,000	―	362,497	362,497	110,400	40,921	1,336,315
	2018	460,000	―	337,496	337,495	238,050	42,954	1,415,995
	2017	457,500	100,000	―	―	489,900	73,301	1,120,701

Enrique Miñarro Viseras, VP & GM, Industrial Technologies and Services, EMEIA(6)	2019	369,803	―	249,996	250,004	237,163	234,140	1,341,105
	2018	350,562	―	499,997	500,002	249,950	213,203	1,813,714
	2017	316,000	―	―	―	205,222	229,222	750,444

Michael Weatherred, SVP, IR Execution Excellence (IRX), Strategy & Business Development	2019	350,175	―	175,014	175,004	56,304	33,842	790,338

Neil Snyder, Former VP, and Chief Financial Officer(7)	2019	407,292	―	362,497	868,996	―	408,097	2,047,592
	2018	358,295	―	199,990	200,002	124,221	155,965	1,038,473
	2017	351,000	75,000	―	―	254,160	123,941	804,101
(1)	Mr. Reynal’s base salary was increased from $766,500 to $843,150 and Mr. Weatherred’s base salary was increased from $345,000 to $351,900, in each case effective April 1, 2019.
(2)
Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), using the assumptions discussed in Note 17: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. With respect to Mr. Snyder, the amount shown in the “Option Awards” column also reflects $506,499 in incremental fair value in connection with the modification of his outstanding options granted under the 2013 Plan as described below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Mr. Snyder― Transition Agreement.”

(3)	Amounts shown for 2019 reflect amounts earned under our 2019 MIP.
(4)	Amounts reported under All Other Compensation reflect the following:
(a)
as to Mr. Reynal, reimbursement for Company-paid life insurance premiums ($1,746), Company 401(k) match ($8,421), tax preparation services ($29,095) and Excess Contribution Plan match ($41,583). Mr. Reynal also received a tax equalization payment with respect to certain European and state and tax payments ($10,858).

(b)	as to Ms. Weaver, reimbursement for Company-paid life insurance premiums ($145).
(c)	as to Mr. Schiesl, reimbursement for company-paid life insurance premiums ($1,121), Company 401(k) match ($16,800) and Company Excess Contribution Plan match ($23,000).
(d)
as to Mr. Miñarro Viseras, actual Company expenditures for use, including business use, of a Company car, including expenditures for the car lease and gas ($34,026), a housing allowance ($40,300), reimbursement of school fees for Mr. Miñarro Viseras' children ($57,964), a tax gross-up relating to his housing allowance ($49,458) and a tax gross-up relating to our reimbursement of school fees ($52,392).

(e)	as to Mr. Weatherred, reimbursement for Company-paid life insurance premiums ($792), Company 401(k) match ($17,578), Company Excess Contribution Plan match ($10,472), and a housing allowance ($5,000).
(f)
as to Mr. Snyder, company-paid life insurance premiums ($792), Company 401(k) match ($16,800), a housing allowance ($59,676), a tax gross-up relating to his housing allowance ($52,921), Company Excess Contribution Plan match ($15,991), and a lump sum payment issued pursuant to Mr. Snyder’s transition agreement ($262,627).

(5)	Ms. Weaver was appointed Senior Vice President and Chief Financial Officer of the Company effective December 1, 2019.
(6)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2019 cash compensation, his amounts earned under our 2019 MIP, and amounts shown in the “All Other Compensation” column for him to U.S. dollars at an exchange rate of 1.1194, which was the average monthly translation rate for 2019.

(7)	Mr. Snyder served as Vice President and Chief Financial Officer of the Company until December 1, 2019. He left the Company on December 13, 2019.

Grants of Plan-Based Awards in 2019
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vicente Reynal			8,432	843,150	1,686,300
	2/21/19	2/12/19							80,407			2,175,009
	2/21/19	2/12/19								220,142	$27.05	2,175,003
Emily Weaver			407	40,729	81,458
	12/4/19	10/3/19							56,171			1,874,988
	12/4/19	10/3/19								65,789	$33.38	624,996
Andrew Schiesl			3,450	345,000	690,000
	2/21/19	2/12/19							13,401			362,497
	2/21/19	2/12/19								36,690	$27.05	362,497
Enrique Miñarro Viseras			28,814	221,648	443,296
	2/21/19	2/12/19							9,242			249,996
	2/21/19	2/12/19								25,304	$27.05	250,004
Michael Weatherred			1,760	175,950	351,900
	2/21/19	2/12/19							6,470			175,014
	2/21/19	2/12/19								17,713	$27.05	175,004
Neil Snyder			2,763	276,250	552,500
	2/21/19	2/12/19							13,401			362,497
	2/21/19	2/12/19								36,690	$27.05	362,497
	12/13/19(5)					4,711	9,422	9,422		9,421	$11.43	506,499
(1)
Reflects the possible payouts of cash incentive compensation under the 2019 MIP. The actual amounts earned are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Miñarro Viseras is based in Europe and compensated in Euros. His Estimated Possible Non-Equity Incentive Plan Payout amounts were converted to U.S. dollars at an exchange rate of 1.1194, which was the average monthly translation rate for 2019.

(2)
Reflects restricted stock units granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis—2019 Executive Compensation Program in Detail— Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis—2019 Executive Compensation Program in Detail—2019 Leadership and Compensation Developments.”

(3)
Reflects stock options granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis—2019 Executive Compensation Program in Detail— Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis—2019 Executive Compensation Program in Detail—2019 Leadership and Compensation Developments.”

(4)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 17: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The stock options have an exercise price per share equal to the closing price of the Company's common stock as reported on the NYSE on the date of grant.

(5)
In connection with his separation, the terms of Mr. Snyder’s outstanding option award under the 2013 Plan were modified so that the unvested portion of his award remained outstanding following his termination and eligible to vest in accordance with its terms as if he had still been employed by the Company through each applicable vesting date. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019—Summary of NEO Offer Letters and Employment Agreements―Transition Agreement with Mr. Snyder.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019
Summary of NEO Offer Letters and Employment Agreements
In general, the Company does not enter into employment agreements with employees, including our executive officers, however we do enter into offer letters with many of our executive officers. In addition, we did enter into an employment agreement with Mr. Miñarro Viseras in 2016 and a new employment agreement with him in October 2018. Descriptions of the offer letters we entered into with Messrs. Reynal, Schiesl, Weatherred, and Ms. Weaver, the transition agreement we entered into with Mr. Snyder and the employment agreements we entered into with Mr. Miñarro Viseras are provided below. All current NEOs serve at the will of our board of directors.
Offer Letter with Mr. Reynal
The Company entered into an offer letter with Mr. Reynal, dated April 17, 2015, which was modified by a letter, dated November 19, 2015, we entered into with Mr. Reynal in connection with his promotion to Chief Executive Officer of the Company (the offer letter, dated April 17, 2015, as so modified, the “Reynal Offer Letter”). The Reynal Offer Letter provides that, as of January 1, 2016, Mr. Reynal is entitled to receive a base salary of $750,000, which base salary was increased to $766,500 in April, 2017, and that Mr. Reynal is entitled to participate in our annual MIP with a target award opportunity of 100% of his annual base salary. The Reynal Offer Letter further provides that, in 2016, Mr. Reynal’s MIP award would be based on the achievement of performance goals comparable to those that typically would be assigned to the Chief Executive Officer of the Industrials segment; however, following Mr. Reynal’s transition to devoting more of his business time and attention to the performance of duties as the Chief Executive Officer of the Company, his annual MIP award would transition to being based on the achievement of Company performance goals.
Mr. Reynal was eligible to receive two option grants under our Long-Term Incentive Program: one grant of 876,975 options upon commencement of his employment as the Chief Executive Officer of our Industrials segment, which he received in May 2015; and one grant of 585,403 options in connection with his promotion to Chief Executive Officer of the Company, which he received in May 2016. In addition, pursuant to the terms of the Reynal Offer Letter, Mr. Reynal was expected to invest a minimum of $2,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements.
During the time Mr. Reynal was based in Munich, Germany (the “Expat Period”), the Reynal Offer Letter provides that he was entitled to certain expatriate benefits, including an annual cost of living adjustment of $26,000, a monthly housing allowance of $5,533, payment or reimbursement of tuition to an international school for his dependent children, payment or reimbursement of school-sponsored transportation for his dependent children, reimbursement of expenses related to tax preparation performed by a tax preparation firm, use of a company car, reimbursement for expenses in connection with storage of household goods in the United States and reimbursement for business class travel to the United States or a comparable location for Mr. Reynal and his immediate family once per year. Mr. Reynal was also entitled to tax equalization on his cash compensation and expatriate benefits during the Expat Period; provided that the annual cost to the Company of such tax equalization shall not exceed $275,000.
Mr. Reynal is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.
The Reynal Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Offer Letter with Ms. Weaver
The Company entered into an offer letter with Ms. Weaver, dated October 3, 2019 (the “Weaver Offer Letter”), in connection with her appointment as Senior Vice President and Chief Financial Officer of the Company. The Weaver Offer Letter provides that Ms. Weaver is entitled to receive an annual base salary of $575,000 and to participate in the Company’s Management Incentive Plan with an annual target award opportunity of 85% of her annual base salary. Ms. Weaver’s annual bonus for 2019 was equal to her annual target award opportunity prorated based on her period of employment with the Company in 2019. Ms. Weaver was also entitled to receive a one-time cash bonus of $500,000. If she terminates her employment without good reason or is terminated by the Company for cause within 24 months from her start date, she must repay this signing bonus in full.
Beginning in 2020, Ms. Weaver will be eligible to participate in the Company’s long-term incentive plan with a target annual equity grant opportunity equal to $1,650,000. In 2019, she will also receive an initial equity grant having a $2,500,000 grant date value comprised of 75% restricted stock and 25% stock options. This initial grant will vest in equal thirds on the second, third and fourth anniversaries of the grant date.
The Weaver Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Offer Letter with Mr. Schiesl
The Company entered into an offer letter with Mr. Schiesl, dated November 25, 2013 (the “Schiesl Offer Letter”). The Schiesl Offer Letter provides that Mr. Schiesl is entitled to receive a base salary of $450,000, which base salary was increased to $460,000 in April, 2017, and is eligible to participate in the annual MIP with a target award opportunity of 75% of his base salary.
Mr. Schiesl was eligible to receive (i) a grant of 394,474 options under our Long-Term Incentive Program, which he received in March 2014, and (ii) a grant of 36,739 options (the “Investment Options”) which he received in lieu of a sign-on bonus in March 2014 and which vested on June 16, 2014.
Mr. Schiesl is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.
The Schiesl Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Employment Agreements with Mr. Miñarro Viseras
The Company entered into an employment agreement with Mr. Miñarro Viseras, dated April 29, 2016 and commencing on May 10, 2016 (the “Miñarro Viseras Employment Agreement”), which was superseded by a new employment agreement on October 22, 2018 (the “New Miñarro Viseras Employment Agreement”). The Miñarro Viseras Employment Agreement provided that Mr. Miñarro Viseras was entitled to receive a base salary of $324,325, which base salary was increased to $331,992 in April, 2017 (converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018), was eligible to participate in the annual MIP with an award opportunity of up to 45% of his base salary and was eligible to participate in our Management Equity Program.
Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras received a lump sum cash signing bonus of $470,263 (which amount was paid to Mr. Miñarro Viseras in Euros and has been converted to U.S. dollars at an exchange rate of 1.1065, which is the average monthly translation rate for 2016) in August 2016. Such bonus was subject to a repayment obligation upon certain terminations of Mr. Miñarro Viseras’ employment.
Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was eligible for relocation benefits, use of a company car, and international school assistance for his children in the amount of $54,271 for the first year of his employment and for $41,293 (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018) for each year thereafter. Such relocation benefits were subject to a repayment obligation if Mr. Miñarro Viseras was terminated within 24 months by the Company for cause or by Mr. Miñarro Viseras without good reason.
Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was also covered under the standard group accident insurance of the Company.

Offer Letter with Mr. Weatherred
The Company entered into an offer letter with Mr. Weatherred, dated April 30, 2018 (the “Weatherred Offer Letter”), in connection with his appointment as Vice President, Gardner Denver Operating System. The Weatherred Offer Letter provides that Mr. Weatherred is entitled to receive an annual base salary of $345,000, which base salary was increased to $351,900 in April, 2019, and to participate in the Company’s Management Incentive Plan with an annual target award opportunity of 50% of his annual base salary.
Mr. Weatherred was eligible to participate in the Company’s long-term incentive plan with a target annual equity grant opportunity equal to $275,000, which target annual equity grant opportunity was increased to $350,000 in February, 2019.
The Weatherred Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Transition Agreement with Mr. Snyder
The Company entered into a transition agreement, dated October 28, 2019, with Neil Snyder (the “Snyder Transition Agreement”), the Company’s then Chief Financial Officer. Under the Transition Agreement, Mr. Snyder’s employment with the Company would terminate on December 13, 2019 (the “Termination Date”). From the time that the Snyder Transition Agreement was entered into until the Termination Date (the “Transition Period”), Mr. Snyder continued to (i) serve as the Company’s Vice President and Chief Financial Officer until Ms. Weaver’s start date on December 1, 2019 (and thereafter until the Termination Date, served as an advisor to Ms. Weaver); (ii) receive a base salary at the rate of $425,000 per year; and (iii) participate in the Company’s employee benefit plans (except as otherwise specified in the Transition Agreement). In addition, his stock options and restricted stock units will remain outstanding and continue to vest in accordance with their terms.
When Mr. Snyder’s employment terminated at the end of the Transition Period, he was entitled to receive (subject to his execution of a release and compliance with the restrictive covenants and other obligations in the Transition Agreement): (i) a cash severance payment in the amount of $425,000 payable in equal monthly installments of $35,416 over the one-year period after the Termination Date; (ii) a lump sum of $262,627 paid on the first regularly-scheduled payroll date after the release becomes effective; (iii) subject to his electing to receive benefits under COBRA, continued group medical plan coverage at active-employee rates for up to 12 months following the Termination Date; (iv) as required by the terms of the respective grant agreements, accelerated vesting of his outstanding restricted stock units and options granted pursuant to the 2017 Plan that would have vested on the next vesting date after the Termination Date; and (v) continued vesting of his outstanding options granted under the 2013 Plan in accordance with their terms after his termination date as if he remained an employee of the Company and the ability to exercise the vested portion of such options for up to 180 days after the final tranche of such options vests (or until the earlier expiration date of the option). The incremental fair value in connection with the modification of Mr. Snyder’s outstanding options granted under the 2013 Plan is reflected in the “Option Awards” column of the Summary Compensation Table and in the Grants of Plan-Based Awards in 2019 Table. These payments are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Outstanding Equity Awards at 2019 Fiscal Year End
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(5)
Vicente Reynal	5/24/15	438,486	―	―	$10.61	5/24/25
	5/24/15	438,488	―	―	$10.61	5/24/25
	5/10/16	292,702	―	―	$10.61	5/10/26
	5/10/16	292,701	―	―	$10.61	5/10/26
	2/22/18	―	142,349	―	$32.06	2/22/28	62,383	$2,288,208
	2/21/19	―	220,142	―	$27.05	2/21/29	80,407	$2,949,329
Emily Weaver	12/4/19	―	65,789	―	$33.38	12/4/29	56,171	$2,060,352
Andrew Schiesl	3/19/14	197,237	―	―	$8.16	3/19/24
	3/19/14	197,237	―	―	$8.16	3/19/24
	3/19/14	36,739	―	―	$8.16	3/19/24
	2/22/18	―	24,021	―	$32.06	2/22/28	10,527	$386,130
	2/21/19	―	36,690	―	$27.05	2/21/29	13,401	$491,549
Enrique Miñarro Viseras	5/10/16	54,429	13,608	―	$10.61	5/10/26
	5/10/16	54,428	―	13,608	$10.61	5/10/26
	2/22/18	―	17,794	―	$32.06	2/22/28	7,798	$286,031
	9/11/18	5,590	16,771	―	$26.18	9/11/28	7,162	$262,702
	2/21/19	―	25,304	―	$27.05	2/21/29	9,242	$338,997
Michael Weatherred	5/14/18	2,450	7,350	―	$33.46	5/14/28	3,082	$113,048
	2/21/19	―	17,713	―	$27.05	2/21/29	6,470	$237,230
Neil Snyder	5/10/16	131,715	―	―	$10.61	5/10/26
	5/10/16	131,716	―	―	$10.61	5/10/26
	12/9/16	18,841	4,711	―	$11.43	12/9/26
	12/9/16	18,840	―	4,711	$11.43	12/9/26
	2/22/18	3,558	―	―	$32.06	2/22/28
	2/21/19	9,172	―	―	$27.05	2/21/29
(1)	Reflects vested and exercisable Time Options, Performance Options and, in the case of Mr. Schiesl, Investment Options granted pursuant to our 2013 Stock Incentive Plan.
(2)
Reflects unvested Time Options granted prior to our initial public offering pursuant to our 2013 Stock Incentive Plan and unvested stock options granted in 2018 and 2019 pursuant to our 2017 Omnibus Incentive Plan. The unvested Time Options granted to Mr. Miñarro Viseras on May 10, 2016 and to Mr. Snyder on December 1, 2016 shown in this column will vest and become exercisable on December 31, 2020, subject, in the case of Mr. Miñarro Viseras, to continued employment through such date. The unvested stock options granted to our NEOs on February 22, 2018 vest in equal installments on February 22nd of each of 2020, 2021, 2022 and 2023. The unvested stock options granted to Ms. Weaver on December 4, 2019 will vest in equal thirds on the second, third, and fourth anniversaries of the grant date. All other unvested stock options granted to our NEOs vest in equal installments on each of the first four anniversaries of the grant date. Upon his termination, unvested stock options granted to Mr. Snyder were treated pursuant to his transition agreement.

(3)
Reflects unvested Performance Options granted pursuant to our 2013 Stock Incentive Plan. The unvested Performance Options granted to Mr. Miñarro Viseras on May 10, 2016 and Mr. Snyder on December 1, 2016 will vest and become exercisable on December 31, 2020, subject, in the case of Mr. Miñarro Viseras, to his continued employment through such date and our achievement of the relevant adjusted EBITDA target, or in full upon a Change in Control if we have achieved the Sponsor IRR and Sponsor MOIC targets (as described below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control”) at such time. At the end of the yearly measurement period with respect to any award of Performance Options, any then outstanding Performance Options that were not vested and exercisable in any previous year in accordance with their terms shall become vested and exercisable to the extent that the cumulative performance objectives have been satisfied in respect of the applicable performance period. We achieved the fiscal 2019 adjusted EBITDA target; accordingly, the amounts reflected in the table reflect target performance. Pursuant to Mr. Snyder's transition agreement, his unvested performance options will continue to vest in accordance with their terms as if he had remained employed by the Company through each vesting date.

(4)
Reflects unvested RSUs granted pursuant to our 2017 Omnibus Incentive Plan. The RSUs granted to our NEOs on February 22, 2018 vest in equal installments on February 22nd of each of 2020, 2021, 2022 and 2023. The RSUs granted to our NEOs on February 21, 2019 vest in equal installments on February 21st of each of 2020, 2021, 2022 and 2023. The RSUs granted to Ms. Weaver on December 4, 2019 will vest in equal thirds on the second, third, and fourth anniversaries of the grant date. All other RSUs granted to our NEOs vest in equal installments on the first four anniversaries of the grant date. Upon his termination, RSUs granted to Mr. Snyder were treated pursuant to his transition agreement.

(5)	Values determined based on the December 31, 2019 closing price of the Company's common stock on the NYSE of $36.68.

Option Exercises and Stock Vested in 2019
The following table provides information regarding RSUs that vested during fiscal 2019 for our NEOs. None of our NEOs exercised stock options during 2019.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Vicente Reynal	―	―
Emily Weaver	―	―
Andrew Schiesl	―	―
Enrique Miñarro Viseras	2,387	$72,135
Michael Weatherred	1,027	$35,390
Neil Snyder	4,909	$171,913
(1)
Reflects shares acquired on vesting of RSUs as follows: Mr. Miñarro Viseras, 2,387 shares on September 11, 2019; Mr. Weatherred, 1,027 shares on May 14, 2019 and Mr. Snyder, 4,909 shares on December 12, 2019.

(2)	The aggregate market value of shares of our common stock vested on the applicable date(s) of vesting.
Pension Benefits - Fiscal 2019
During 2019, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.
Non-Qualified Deferred Compensation – Fiscal 2019
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Vicente Reynal	41,902	41,583	404,989	―	2,441,613
Emily Weaver	―	―	―	―	―
Andrew Schiesl	23,000	23,000	81,970	―	435,089
Enrique Miñarro Viseras	―	―	―	―	―
Michael Weatherred	10,472	10,472	1,102	―	22,047
Neil Snyder	15,991	15,991	11,824	―	75,900
(1)	The amounts in this column are reported as compensation for fiscal 2019 in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)
Represents the amount of the matching contribution made by us in accordance with our Excess Contribution Plan. Matching contributions are reported for the year in which the compensation against which the applicable deferral election is applied has been earned (regardless of whether such matching contribution is actually credited to the NEO's non-qualified deferred compensation account in that year or the following year). The amounts in this column are reported as compensation for fiscal 2019 in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column are not reported as compensation for fiscal 2019 in the Summary Compensation Table since they do not reflect above-market or preferential earnings.
(4)
Of the amounts reported in this column: $888,016 represents a portion of the compensation for 2017 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $161,300 represents a portion of the compensation for 2017 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Reynal; and $57,081 represents a portion of the compensation for 2017 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $57,081 represents a portion of the compensation for 2017 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Schiesl; $512,193 represents a portion of the compensation for 2018 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $61,223 represents a portion of the compensation for 2018 reported in the “All Other Compensation column of the Summary Compensation Table for Mr. Reynal; $25,383 represents a portion of the compensation for 2018 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $25,383 represents a portion of the compensation for 2018 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Schiesl; and $18,850 represents a portion of the compensation for 2018 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $18,850 represents a portion of the compensation for 2018 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Snyder.

Non-qualified Deferred Compensation Plan
In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above) are eligible to participate in the Excess Contribution Plan. Once a participant in the Excess Contribution Plan reaches the IRS annual limits for the 401(k) plan, contributions will be made to the Excess Contribution Plan based on the salary deferral percentage elected by the participant under the 401(k) plan. The participant selects the deferral percentage for both the 401(k) plan and the Excess Contribution Plan at the time of initial enrollment in the Excess Contribution Plan or once per year in December for the following year. In December of each year, a participant may make a separate election to defer from the annual MIP award earned the following year and payable in the year thereafter. The Company matches each participant’s contributions to the Excess Contribution Plan with Company matching contributions. The Company match consists of $1 for each $1 the participant defers under the Excess Contribution Plan (up to the first 6% of a participant’s annual eligible compensation), less any matching contribution made to the 401(k) plan. The Company match is credited to the Excess Contribution Plan in the form of cash.
Historically, the NEOs were also credited with a nonelective Company contribution of 12% of eligible compensation in excess of the IRS annual limit. The Company nonelective contributions were also contributed in cash and became fully vested after three years of employment. We discontinued the nonelective Company contributions effective January 1, 2015.
With respect to employee and Company matching contributions made to the Excess Contribution Plan on and after January 1, 2019, participants may elect to receive distributions in a lump sum or 5- or 10-year installments payable (i) when the participant separates from service with the Company or (ii) on a specific in-service date designated by the participant. A participant makes this distribution election for the specific year’s contributions at the time the participant makes the salary and MIP deferral elections in December for the following year. For amounts deferred before January 1, 2019, participants in the Excess Contribution Plan may elect to receive distributions of their plan account in either a lump sum or 5- or 10-year installments payable when the participant separates from service with the Company, subject to the terms and conditions of the Excess Contribution Plan. Loans are not permitted under the Excess Contribution Plan.
The investment options available to participants, including the NEOs, under the Excess Contribution Plan are similar to those offered to all of the participants in the 401(k) plan. Because some specific investment options available under the 401(k) plan are not available under the Excess Contribution Plan, the Company has made similar investment options available to the Excess Contribution Plan participants. Our stock is not a permitted investment option under the Excess Contribution Plan. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2019, as reported by the administrator of the plan.
Name of Investment Fund	Ticker Symbol/ Index Type	Annual Rate of Return %
AF GRTH FUND AMER R6	RGAGX	28.54%
DODGE & COX STOCK	DODGX	24.83%
FID 500 INDEX	FXAIX	31.47%
FID MID CAP IDX	FSMDX	30.51%
MFS MID CAP GRTH R6	OTCKX	37.93%
AM CENT SMCAP VAL R6	ASVDX	33.91%
VANG SM GR IDX INST	VSGIX	32.77%
AF EUROPAC GROWTH R6	RERGX	27.40%
MFS INTL NEW DISC R6	MIDLX	22.94%
VANG TOT INTL STK AD	VTIAX	21.51%
FID FREEDOM 2020 K6	FATKX	18.15%
FID FREEDOM 2025 K6	FDTKX	19.72%
FID FREEDOM 2030 K6	FGTKX	22.06%
FID FREEDOM 2035 K6	FWTKX	24.74%
FID FREEDOM 2040 K6	FHTKX	25.70%
FID FREEDOM 2045 K6	FJTKX	25.76%
FID FREEDOM 2050 K6	FZTKX	25.65%
FID FREEDOM 2055 K6	FCTKX	25.67%
FID FREEDOM 2060 K6	FVTKX	25.60%

Name of Investment Fund	Ticker Symbol/ Index Type	Annual Rate of Return %
FID FREEDOM INC K6	FYTKX	10.71%
FID TOTAL BOND K6	FTKFX	10.02%
VANG VMMR-FED MMKT	VMFXX	2.14%
Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and arrangements assuming a qualifying termination if a termination or change in control occurred on December 31, 2019, the last business day of our 2019 fiscal year. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments is described below under “Severance Arrangements and Restrictive Covenants.”
The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.
Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Time Option and Performance Option Acceleration ($)(4)	Value of Restricted Stock Unit and Stock Option Acceleration ($)(5)	Total ($)
Vicente Reynal
Qualifying Termination	1,372,035	22,896	―	―	2,003,728	3,398,659
Change in Control	―	―	―	―	―	―
Qualifying Termination and Change in Control	1,372,035	22,896	―	―	8,015,157	9,410,088
Emily Weaver
Qualifying Termination	575,000	22,896	―	―	759,125	1,357,021
Change in Control	―	―	―	―	―	―
Qualifying Termination and Change in Control	575,000	22,896	―	―	2,277,456	2,875,352
Andrew Schiesl
Qualifying Termination	698,050	22,896	―	―	335,453	1,056,399
Change in Control	―	―	―	―	―	―
Qualifying Termination and Change in Control	698,050	22,896	―	―	1,341,981	2,062,927
Enrique Miñarro Viseras
Qualifying Termination	369,413	―	―	―	383,939	753,353
Change in Control	―	―	―	709,521	―	709,521
Qualifying Termination and Change in Control	369,413	―	―	709,521	1,981,831	3,060,766
Michael Weatherred
Qualifying Termination	351,900	22,896	―	―	147,513	522,309
Change in Control	―	―	―	―	―	―
Qualifying Termination and Change in Control	351,900	22,896	―	―	528,833	903,269
Neil Snyder(6)
Qualifying Termination	687,627	24,317	―	―	255,546	967,490
Change in Control	―	―	―	―	―	―
Qualifying Termination and Change in Control	―	―	―	―	―	―
(1)	Cash severance payment includes the following:
•
Mr. Reynal - continued payment in substantially equal monthly installments over a 12-month period of the sum of (x) his annual base salary and (y) his annual incentive award under the MIP earned in fiscal 2018.

•	Ms. Weaver - continued payment in substantially equal monthly installments over a 12-month period of her annual base salary.

•
Mr. Schiesl - continued payment in substantially equal monthly installments over a 12-month period of the sum of (x) his annual base salary and (y) his annual incentive award under the MIP earned in fiscal 2018.

•	Mr. Miñarro Viseras - twelve months' notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months' salary.
•	Mr. Weatherred - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•
Mr. Snyder - pursuant to the transition agreement entered into between the Company and Mr. Snyder: (i) a cash severance payment in the amount of $425,000 payable in equal monthly installments over the one-year period after Mr. Snyder's termination date, and (ii) a lump sum of $262,627 paid on the first regularly-scheduled payroll date following Mr. Snyder's release.

(2)
With respect to Messrs. Reynal, Schiesl, Weatherred and Ms. Weaver, reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), subject to the executive's electing to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of 12 months, assuming 2019 rates. For Mr. Snyder, reflects the actual value of 12 months of continued group health coverage available to Mr. Snyder upon his separation. Mr. Snyder’s COBRA coverage was canceled effective March 2, 2020.

(3)	Amounts reported in this column reflect zero accrued but unused vacation days for each of our NEOs.
(4)
Immediately prior to a Change in Control, all of our NEOs' unvested Time Options granted prior to our IPO would vest and become immediately exercisable. In addition, immediately prior to a Change in Control, all of our NEOs' Performance Options would vest and become immediately exercisable but only if, and to the extent that, KKR achieves (x) a Sponsor IRR of 22.5% and (y) a Sponsor MOIC of 2.5. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Terms of Equity Awards.” The amount reported in the table assumes that our Sponsor achieves the required Sponsor IRR and Sponsor MOIC.

(5)
Unvested RSUs and Options granted to our NEOs in 2019 vest and, in the case of options, become immediately exercisable upon a termination without Cause (as defined below) within two years of a Change in Control. See “Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity Awards Granted in 2019” below.

(6)	Mr. Snyder left the Company on December 13, 2019. The values shown reflect the amounts paid to Mr. Snyder following his separation, pursuant to his transition agreement.
Transition Agreement with Mr. Snyder
See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019 — Summary of NEO Offer Letters and Employment Agreements — Transition Agreement with Mr. Snyder,” which description is incorporated herein by reference.
Severance Arrangements and Restrictive Covenants
We entered into offer letters with each of our NEOs, other than Mr. Miñarro Viseras, that contain severance terms. In February 2018, we amended the terms of Mr. Miñarro Viseras’ employment agreement to increase his termination benefits, and in October 2018 we entered into a new employment agreement with Mr. Miñarro Viseras (which also includes such increase in termination benefits). His new employment agreement requires that we provide twelve months’ notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months’ salary.
Messrs. Reynal and Schiesl
Under the terms of their offer letters, if the Company terminates either of Messrs. Reynal’s or Schiesl’s employment without Cause (as defined below) or either of Messrs. Reynal or Schiesl terminates his employment with us for Good Reason (as defined below), subject in Mr. Reynal’s case to his continued compliance with the restrictive covenants in his management equity agreements, in Mr. Schiesl’s case to certain provisions in the Severance Plan, and in either case to the NEO’s execution of a customary waiver and release agreement, he will be entitled to receive:
•
Continued payment over a 12-month period (the “Severance Period”) of the sum of (x) his annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and

•
Continued group health coverage (on the same basis as actively employed employees of the Company), subject to the NEO’s electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date the NEO becomes employed by another employer and eligible for health insurance coverage at such employer).

In April 2020, Messrs. Reynal and Schiesl proactively recommended to the Board that their respective offer letters should be amended to align their severance terms with those of Ms. Weaver and Mr. Weatherred, and to be more in keeping with the Company’s compensation philosophy. See “Compensation Discussion and Analysis―Other Compensation Practices and Policies that Align Our NEOs with Our Stockholders―Severance and Change in Control Agreements.”
Ms. Weaver and Mr. Weatherred
Under the terms of Ms. Weaver’s and Mr. Weatherred’s respective offer letters, if the Company terminates their employment without cause or they resign for good reason, then, subject to their continued compliance with restrictive covenants and execution of a customary release, they will be entitled to receive:
•	continued payment of their then-current annual base salary for a 12-month period; and
•	subject to their electing to receive benefits under COBRA, continued coverage under the Company’s group health plans at active-employee rates for up to 12 months after her termination date.
In addition to the payments described above, each of our NEOs is entitled to receive a distribution of all vested amounts under our Excess Contribution Plan. See “―Non-Qualified Deferred Compensation Fiscal 2018.”
For purposes of each of the severance arrangements described above:
“Cause” means the occurrence of any of the following with respect to an NEO: (1) a material breach by the NEO of the terms of the Company’s policies, the terms of which have previously been provided to such NEO; (2) any act of theft, misappropriation, embezzlement, fraud or similar conduct by the NEO involving the Company or any of its affiliates; (3) the NEO’s failure to act in accordance with any specific lawful instructions given to the NEO by the board of directors (or any committee thereof) in connection with the performance of the NEO’s duties for the Company or any subsidiary of the Company, which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the NEO by the Company (the “Cure Period”); (4) any damage of a material nature to the business or property of the Company or any affiliate caused by NEO’s willful or grossly negligent conduct which continues beyond the Cure Period (to the extent that, in the board of directors’ reasonable judgment, such breach can be cured); (5) any intentional misconduct by the NEO which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the NEO that such conduct was in the best interests of the Company; (6) the conviction or the plea of nolo contendere or the equivalent in respect of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud by the NEO; or (7) a knowing and material breach of any written agreement with the Company to which the NEO is a party, which continues beyond the Cure Period (to the extent that, in the board of directors’ reasonable judgment, such breach can be cured). A termination for Cause shall be effective when the Company has given the NEO written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given the NEO the Cure Period within which to respond.
“Good Reason” means any of the following actions if taken without an NEO’s prior written consent (which will be deemed to have been given if the NEO does not provide written notification of an event described in clauses (1) and (2) within 90 days after the NEO knows or has reason to know of the occurrence of any such event): (1) a material adverse change in the NEO’s position causing it to be of materially less stature, responsibility, or authority or the assignment to the NEO of any material duties inconsistent with the customary duties of the NEO’s position, in each case without the NEO’s written consent (provided that if, after an initial public offering of equity securities of the Company, at a later date the Company or its successor entity ceases to be a publicly traded entity, such fact shall not constitute a change in the NEO’s existing position); (2) the relocation of the offices at which the NEO is principally employed to a location which is more than 50 miles from the offices at which the NEO is principally employed immediately prior to such relocation; or (3) a reduction, without the NEO’s written consent, in the NEO’s base salary or the target bonus amount the NEO is eligible to earn under the MIP; provided, however, that nothing herein shall be construed to guarantee the NEO’s MIP award payable for any fiscal year if the applicable performance targets are not met; and provided, further, that it shall not constitute Good Reason if the Company makes an appropriate pro rata adjustment to the applicable amount payable and targets under the MIP in the event of a change in the fiscal year.
Notwithstanding the foregoing, any event described in clauses (1) or (2) above must be an event that would result in a material negative change in the Executive’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code.

Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control
The Time Option and Performance Option awards we granted to our NEOs prior to our initial public offering as well as the RSU and option awards we have granted to our NEOs since 2018 provide for accelerated vesting in the event of certain qualifying terminations of employment as described below and/or, in certain circumstances described below, in connection with a change in control.
Equity awards granted prior to our initial public offering
Effect of Change in Control on Vesting of Options. Immediately prior to any Change in Control (as defined below), any unvested portion of the Time Options shall vest and become immediately exercisable as to 100% of such Time Options. In addition, immediately prior to any Change in Control, the Performance Options shall vest and become immediately exercisable as to 100% of such Performance Options but only if, and to the extent that, as of such Change in Control, KKR achieves (x) a Sponsor IRR (as defined below) of 22.5% and (y) a Sponsor MOIC (as defined below) of 2.5x. No option will become exercisable as to any additional shares of the Company’s common stock following the termination of employment of an NEO for any reason and any option that is unexercisable as of the NEO’s termination of employment will immediately expire without payment.
For purposes of the foregoing:
“Sponsor IRR” means, as of a Change in Control, the cumulative internal rate of return of KKR, excluding any fees paid to KKR or expenses reimbursed to KKR from time to time (“Sponsor Fees”), on KKR’s aggregate investment in the Company determined on a fully diluted basis, assuming inclusion of all shares of the Company’s common stock underlying all then outstanding Time Options and Performance Options.
“Sponsor MOIC” means, as of a Change in Control, the result obtained by dividing (i) the cash consideration received by KKR (other than any Sponsor Fees) as of the Change in Control by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by KKR, directly or indirectly, from time to time in respect of such investment.
A “Change in Control” means, (i) in one or a series of related transactions, the sale of all or substantially all of the assets of the Company to any person (or group of persons acting in concert), other than to (x) KKR or one or more of its controlled affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; or (ii) a merger, recapitalization, or other sale by the Company, KKR, or any of their respective affiliates, to a person (or group of persons acting in concert) of the Company’s common stock that results in more than 50% of the common stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include (x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; and in any event of clause (i) or (ii), which results in KKR and its controlled affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Company’s board of directors.
Expiration of Vested Options. Except as provided in the Management Stockholder’s Agreement described below under “Transactions with Related Persons—Arrangements with Our Executive Officers, Directors and Advisors—Management, Director and Advisor Stockholder’s Agreements,” all vested options will expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted, so long as the NEO remains employed with the Company through such date; (2) the first anniversary of the termination of the NEO’s employment with the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the termination of the NEO’s employment with the Company without Cause (as defined in the option award agreement) (except due to death or Disability) or the NEO’s resignation for Good Reason (as defined in the option award agreement); (4) the date the NEO’s employment is terminated by the Company for Cause; or (5) thirty (30) days after the NEO’s employment is terminated by the NEO without Good Reason. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess, if any, of (x) the per share consideration paid to shareholders of the Company in the transaction over (y) the exercise price of the option.

Equity awards granted since 2018
Effect of Qualifying Termination on Vesting of Options and RSUs. In the event of an NEO’s termination without Cause (as defined below) or Approved Retirement (as defined below), such NEO’s outstanding RSUs and options that would have vested on the first vesting date otherwise scheduled to occur immediately following the date of such termination without Cause or Approved Retirement will vest as of the date of such termination without Cause or Approved Retirement, as applicable. In the event of an NEO’s death or Disability (as defined in the 2017 Omnibus Incentive Plan), such NEO’s outstanding RSUs and options that would have vested on the first and second vesting date otherwise scheduled to occur immediately following the date of such death or Disability shall vest as of the date of death or Disability. Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the NEO’s jurisdiction that would likely result in the favorable treatment that applies to the RSUs and options if the NEO’s termination occurs as a result of NEO’s Approved Retirement being deemed unlawful and/or discriminatory, the Company may determine that the NEO’s Retirement (as defined below) is no longer an Approved Retirement.
Effect of a Change in Control on Vesting of Options and RSUs. In the event of an NEO’s termination without Cause during the two-year period following a Change in Control (as defined in our 2017 Omnibus Incentive Plan), all of such NEO’s outstanding RSUs and options will immediately vest as of the date of such termination without Cause.
For purposes of the foregoing:
“Approved Retirement” means a Retirement that occurs following the NEO’s receipt of written confirmation by the Company that such Retirement will be designated as an “Approved Retirement” for purposes of the 2017 Omnibus Incentive Plan.
“Cause” means the NEO’s (A) willful neglect in the performance of the NEO’s duties for the Company or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the NEO’s employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group (as defined in the 2017 Omnibus Incentive Plan); (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with the NEO’s services to the Company Group; (E) material violation of the Company’s Code of Conduct or any other written policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (G) act of personal dishonesty that involves personal profit in connection with the NEO’s employment or service to the Company.
“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the NEO’s employment or service with the Company for Cause; or (iii) a breach by the NEO of any restrictive covenant by which such NEO is bound, including, without limitation, the covenants contained in the applicable award agreement.
“Retirement” means the NEO’s termination of employment with the Company as a result of the NEO’s voluntary resignation on or after the date on which the NEO has reached age 62 and has completed at least 10 years of service with the Company Group.

Director Compensation in Fiscal 2019
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Kirk E. Arnold(3)	―	―	―	―
Brandon F. Brahm(4)	―	―	―	―
Elizabeth Centoni	75,000	124,998	―	199,998
William P. Donnelly	100,000	124,998	(2)	224,998
Gary D. Forsee(3)	―	―	―	―
John Humphrey	75,000	124,998	―	199,998
Marc E. Jones	75,000	124,998	―	199,998
William E. Kassling(4)	75,000	124,998	(2)	199,998
Michael V. Marn(4)	75,000	―	(2)	75,000
Peter M. Stavros	―	―	―	―
Nickolas Vande Steeg(4)	75,000	124,998	(2)	199,998
Joshua T. Weisenbeck	―	―	―	―
Tony L. White(3)	―	―	―	―
(1)
Represents the aggregate grant date fair value of stock awards granted during 2019 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate number of restricted stock units outstanding as of December 31, 2019 for each of Messrs. Donnelly, Humphrey, Jones Kassling, Marn and Vande Steeg and Ms. Centoni was 4,621. These restricted stock units vested in full on February 21, 2020.

(2)
In May 2017, we granted 44,799 time-vesting options to Mr. Donnelly (the “Donnelly Time Options”) to purchase shares of our common stock at an exercise price of $20.00 per share. All of the Donnelly Time Options are fully vested and exercisable. In December 2013, we granted 57,534 time-vesting options (the “Director Time Options”) to purchase shares of our common stock at an exercise price of $8.16 per share to each non-employee director who was not associated with KKR: Messrs. Kassling, Marn and Vande Steeg. All of the Director Time Options are fully vested and exercisable.

(3)	Ms. Arnold and Messrs. Forsee and White joined our Board of Directors in February 2020 in connection with the closing of the Merger.
(4)
Messrs. Brahm, Kassling, Marn and Vande Steeg resigned from our Board of Directors in February 2020 in connection with the closing of the Merger. In connection with their resignations, the Company agreed with each of Messrs. Kassling and Vande Steeg that their Director Time Options would remain outstanding until the end of such Director Options’ 10-year term notwithstanding their retirement.

Description of Director Compensation
This section contains a description of the material terms of our compensation arrangements for our non-employee directors in 2019.
Directors Associated with KKR
Our non-employee directors associated with KKR, including Messrs. Brahm, Stavros and Weisenbeck, received no compensation for their service on our Board of Directors in 2019.
Messrs. Donnelley, Humphrey, Jones, Kassling, Marn and Vande Steeg and Ms. Centoni
Following a competitive market assessment of non-employee director compensation conducted by Pearl Meyer, the Board adopted the following director compensation program beginning in 2018 for each of our non-employee directors not associated with KKR:
•	Annual cash retainer of $75,000, payable quarterly in arrears and prorated for any partial year of service;
•
Additional annual cash retainer of $25,000 payable quarterly in arrears for serving as the chairperson of our Audit Committee or $12,500 payable quarterly in arrears for serving as the chairperson of our Compensation Committee, prorated, in each case, for any partial year of service; and

•	For such non-employee directors other than Mr. Marn, an annual equity award having a fair market value of $125,000 payable in restricted stock units which vests on the anniversary of the grant date.
Our directors were not paid any fees for attending meetings, however, our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings.

In connection with his election to our Board of Directors, Mr. Donnelly received the Donnelly Time Options, a grant of options under the 2013 Stock Incentive Plan with a fair value of $400,000 and vesting and becoming exercisable in equal parts on December 31, 2017 and December 31, 2018.
In addition, in December 2013, we granted each of Messrs. Kassling, Marn and Vande Steeg 57,534 Director Time Options pursuant to the 2013 Stock Incentive Plan. Prior to our initial public offering, we also gave our non-employee directors not associated with KKR the opportunity to make investments in our common stock, subject to satisfaction of applicable securities law requirements, and each of Messrs. Marn and Vande Steeg has done so.
The Director Time Options vested and became exercisable with respect to 20% of such Director Time Options on December 31st of each of 2014, 2015, 2016, 2017 and 2018, subject to the director’s continued service through such date.
Vested Director Time Options and Donnelly Time Options expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted; (2) the first anniversary of the cessation of the director’s service to the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the cessation of the director’s service to the Company without Cause (as defined in the option award agreement) (except due to death or Disability); (4) the date the director’s service is terminated by the Company for Cause; or (5) pursuant to the repurchase rights in the Director Stockholder’s Agreement described below. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.
In connection with their cessation of service in connection with the merger, we modified the terms of the Director Time Options held by Messrs. Kassling and Vande Steeg so that such Director Time Options continue to remain outstanding until the tenth anniversary date of the date such options were granted, notwithstanding their cessation of service to the Company.
The Director Time Options and the Donnelly Time Options will not become exercisable as to any additional shares following the cessation of director’s service to the Company for any reason except in connection with a Change in Control. Notwithstanding the foregoing, immediately prior to any Change in Control (as defined in the applicable award agreements), any unvested portion of the Director Time Options and Donnelly Time Options shall vest and become immediately exercisable as to 100% of such Time Options.
In connection with their option awards, each of Messrs. Donnelly, Kassling, Marn and Vande Steeg became party to a Director Stockholder’s Agreement.
Under the Director Stockholder’s Agreement, shares of our common stock beneficially owned by our directors are generally nontransferable prior to the earlier of (i) a Change in Control or (ii) the fifth anniversary of the effective date of the applicable Director Stockholder’s Agreement.
Our directors party to a Director Stockholder’s Agreement have limited “piggyback” registration rights with respect to shares of our common stock, provided that in lieu of piggyback rights where such rights would otherwise be available, our Board of Directors, in its sole discretion, may elect to waive the transfer restrictions (other than any such restrictions contained in an underwriters’ lock-up or in connection with a public offering) on the number of shares of Common Stock that would have been subject to such piggyback rights.
Pursuant to the terms of the Director Stockholder’s Agreement, the directors party to such agreement are subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees, consultants and independent contractors of the Company, (3) compete with the Company and (4) disparage the Company.
Stock Ownership and Retention Policy
Our directors are also subject to the stock ownership guidelines and retention policy described under “Compensation Discussion and Analysis―Other Compensation Practices that Align Our NEOs with Our Stockholders―Stock Ownership and Retention Policy.”

Director Compensation in 2020
Following a competitive market assessment of non-employee director compensation conducted by Pearl Meyer in connection with the Merger, the Board adopted the following director compensation program beginning upon the completion of the Merger for each of our non-employee directors not associated with KKR:
•	Annual cash retainer of $75,000, payable quarterly in arrears and prorated for any partial year of service;
•
Additional annual cash retainer of $25,000 payable quarterly in arrears for serving as the chairperson of our Audit Committee and a $10,000 annual cash retainer payable quarterly in arrears for serving as a member of such committee, prorated, in each case, for any partial year of service;

•
Additional annual cash retainer of $15,000 payable quarterly in arrears for serving as the chairperson of our Compensation Committee or Nominating Governance Committee, prorated, in each case, for any partial year of service; and

•	An annual equity award having a fair market value of $ $175,000 payable in restricted stock units which vests on the anniversary of the grant date.
Compensation Committee Interlocks and Insider Participation
During 2019, our Compensation Committee was composed of Messrs. Stavros, Vande Steeg and Weisenbeck. None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following information regarding the relationship of the annual total compensation of Vicente Reynal, our Chief Executive Officer (“CEO”) to the median all of our employees (except Mr. Reynal), calculated in a manner consistent with Item 402(u). For 2019, our last completed fiscal year:
•	The median of the annual total compensation of all of our employees, excluding our CEO, was $61,496.
•	The annual total compensation of our CEO was $5,535,511.
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 90:1.
We determined that, as of December 31, 2019, our employee population consisted of 6,656 individuals, including full time, part time, and temporary employees. While we used November 30, 2018 to determine our median employee in 2018, we chose to determine our median employee for 2019 as of December 31, 2019 for ease of administration.
To identify our “median employee” from this employee population, we obtained annual base salary and target annual bonus information as of December 31, 2019 from our internal payroll records for each employee in our employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the average annual exchange rate for 2018. We then ranked the resulting annual base salary plus target annual bonus amounts for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 22, 2020 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.
As of April 22, 2020, there were 416,561,190 shares of our common stock outstanding.
Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR(1)	70,671,135	17.0%
T. Rowe Price(2)	28,786,831	6.9%
Directors and Named Executive Officers:
Vicente Reynal(3)	1,806,229	*
Emily A. Weaver(3)	—	—
Andrew Schiesl(3)	450,460	*
Neil D. Snyder(3)	345,442	*
Enrique Miñarro Viseras(3)	134,121	*
Michael A. Weatherred(3)	12,163	*
Peter M. Stavros(3)	—	—
Kirk E. Arnold	827	*
Elizabeth Centoni	4,621	*
William P. Donnelly(3)	92,062	*
Gary D. Forsee	24,281	*
John Humphrey	8,520	*
Marc E. Jones	4,621	*
Joshua T. Weisenbeck(4)	—	—
Tony L. White	23,802	*
All directors and executive officers as a group (20 persons)(3)	2,914,400	*
*	Less than 1 percent
(1)
Includes 70,671,135 shares directly owned by KKR Renaissance Aggregator L.P. KKR Renaissance Aggregator GP LLC, as the general partner of KKR Renaissance Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR Renaissance Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Fund Holdings L.P., as the sole shareholder of KKR North America XI Limited, KKR Fund Holdings GP Limited, as a general partner of KKR Fund Holdings L.P., KKR Group Holdings L.P., as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P., KKR Group Limited, as the general partner of KKR Group Holdings L.P., KKR & Co. L.P., as the sole shareholder of KKR Group Limited, KKR Management LLC, as the general partner of KKR & Co. L.P., and Messrs. Henry R. Kravis and George R. Roberts, as the designated members of KKR Management LLC may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)
Beneficial ownership information is based on information contained in the Schedule 13G filed on February 14, 2020 on behalf of T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Growth Fund”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by T. Rowe Price, are 9,988,246 shares over which Price Associates has sole voting power, 28,786,831 shares over which Price Associates has sole dispositive power and 12,265,000 shares over with Price Growth Fund has sole voting power. According to the schedule, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. According to the schedule, except as may be indicated if the filing is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as an investment adviser not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. The principal business address of each of Price Associates and Price Growth Fund is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
The number of shares reported includes shares covered by options that are exercisable within 60 days and RSUs that vest within 60 days as follows: Mr. Reynal, 1,552,999; Mr. Schiesl, 446,390; Mr. Snyder, 313,843; Mr. Miñarro Viseras, 125,221; Mr. Weatherred, 10,355; Mr. Donnelly, 44,799; all directors and executive officers as a group, 2,391,348.

(4)	The principal business address of each of Messrs. Stavros and Weisenbeck is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
DELINQUENT SECTION 16(a) FILINGS
Section 16(a) of the 1934 Act requires the Company’s Directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.
Based solely on a review of the reports filed for fiscal year 2019 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for a late filing of a Form 4 to report the settlement of restricted stock units and related sale to cover tax withholding obligations by Michael Weatherred due to an administrative oversight and the late filing of Forms 4 by J. Craig Mundy, Mark Wagner and Todd Wyman to report the acquisition of shares in connection with the Merger in respect of shares of Ingersoll-Rand plc held by such individuals at the time of the Merger.

TRANSACTIONS WITH RELATED PERSONS
Arrangements with Our Executive Officers, Directors and Advisors
We have entered into letter agreements with certain members of management, including each of our executive officers, and our directors and certain advisors, pursuant to which such individuals agreed to invest in our stock and/or through the purchase of our shares with cash. In addition, our Board of Directors granted options to purchase shares of our common stock to certain members of management and key employees, including to our executive officers. In connection with the grants of new options described above, the participating members of our management, including our executive officers, were required to enter into a Management Stockholder’s Agreement as well as a stock option agreement, as applicable.
Below is a brief summary of the principal terms of the Management Stockholder’s Agreements, the Director Stockholder’s Agreements and the Advisor Stockholder’s Agreements, which are qualified in their entirety by reference to the agreements themselves, forms of which are filed as exhibits to our Annual Report on Form 10-K.
Management, Director and Advisor Stockholder’s Agreements
The Management Stockholder’s Agreements impose significant restrictions on transfers of shares of our common stock. Generally, shares held by our management are nontransferable by any means at any time prior to the earlier of (i) the occurrence of a Change in Control (as defined in the Management Stockholder’s Agreements) or (ii) the later to occur of (a) the fifth anniversary of the execution of the applicable Management Stockholder’s Agreement or (b) the consummation of an Initial Public Offering (as defined in the Management Stockholder’s Agreements). These transfer restrictions are subject to certain exceptions, including transfers approved by our Board of Directors; transfers upon the death or Disability (as defined in the Management Stockholder’s Agreements) of the holder; transfers to immediate family members or estate planning vehicles, provided such transferees become party to the applicable Management Stockholder’s Agreement; or repurchases of such shares by the Company.
Additionally, management stockholders have limited “piggyback” registration rights with respect to certain registered offerings conducted by the Company. The maximum number of shares of common stock which a management stockholder may register is generally proportionate with the percentage of common stock being sold by certain affiliates of KKR (relative to their holdings thereof). The Management Stockholder’s Agreements also contain certain lock-up provisions in the event that any shares are offered to the public pursuant to an effective registration statement under the Securities Act.
The Director Stockholder’s Agreements and Advisor Stockholder’s Agreements are substantially similar to the Management Stockholder’s Agreements. In addition to certain exceptions to transfer restrictions related to piggyback rights available to Management Stockholders, the Director and Advisor Stockholder’s Agreements further provide that in lieu of piggyback registration rights in connection with a public offering in which such piggyback rights would otherwise be available, the Board of Directors may waive transfer restrictions with respect to the number of shares that would have been subject to such piggyback rights.
Arrangements with KKR
Stockholders Agreement
In connection with our initial public offering, we entered into a stockholders agreement with certain affiliates of KKR. This agreement granted affiliates of KKR the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that affiliates of KKR were entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 ¼) directors shall equate to two directors). In addition, in the event a vacancy on the Board of Directors was created by the death, disability, retirement or resignation of a Sponsor director designee, affiliates of KKR, to the fullest extent permitted by law, had the right to have the vacancy filled by a new Sponsor director-designee. In addition, the stockholders agreement granted to KKR special governance rights, for as long as KKR maintained ownership of at least 30% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer.
Stockholders Agreement Amendment
On April 30, 2019, in connection with the Merger, Gardner Denver and the affiliates of KKR party to the Stockholders Agreement described above entered into an amendment (the “Stockholders Agreement Amendment”) to the Stockholders Agreement. The Stockholders Agreement Amendment, among other things, amends the right of affiliates of KKR to nominate directors to our under the Stockholders Agreement such that affiliates of KKR have the right to nominate to our board of directors a number of designees equal to at least (i) 14% of the total number of directors so long as affiliates of KKR beneficially own 10% or more of the outstanding shares of our common stock and (ii) 10% of the total number of directors so long as affiliates of KKR beneficially own 5% or more, but less than 10%, of the outstanding shares of our common stock, in each case, rounded up to the nearest whole number of directors, and removes the right of affiliates of KKR to nominate more than 14% of the total number of directors at increased ownership levels. In addition, the Stockholders Agreement Amendment removed the special approval rights of the KKR designees to our board of directors with respect to certain matters. Affiliates of KKR also agreed to certain covenants with respect to acquisitions of our common stock following the effective time of the Merger.
The Stockholders Agreement Amendment became effective as of the effective time of the Merger.
Registration Rights Agreement
In connection with the KKR Transaction, certain affiliates of KKR entered into a registration rights agreement with us. In connection with the completion of our initial public offering, we and KKR entered into an amended and restated registration rights agreement. The amended and restated registration rights agreement grants such affiliates of KKR the right to cause us to register shares of our common stock held by it under the Securities Act and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of KKR are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The amended and restated registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of KKR and members of management participating in any offering against certain liabilities, which may arise under the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to us.
Indemnification Agreement
In connection with the KKR Transaction, we also entered into a separate indemnification agreement with KKR and certain of its affiliates, which provides customary exculpation and indemnification provisions in favor of KKR and such affiliates in connection with the services provided to us under monitoring, transaction fee and syndication fee agreements we entered into with KKR or otherwise.
Relationship with KKR Capstone Americas LLC
We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates (“KKR Capstone”), a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.
Relationship with KKR Credit
Since 2014, investment funds or accounts managed or advised by the global credit business of KKR (“KKR Credit”) were participating lenders under our existing credit agreements and holders of notes issued by us, and as of December 31, 2019, had received in aggregate principal payments of approximately $1.6 million and interest payments of approximately $7.4 million (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.1199, which was the average monthly translation rate for 2019). As of December 31, 2019, investment funds or accounts managed or advised by KKR Credit held a position in the debt of the Company.
In addition, during the quarter ended March 31, 2020, certain affiliates of KKR served as commitment parties and lead arranger in connection with certain of our financing transactions for which they received fees of approximately $6.75 million.
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (a) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (b) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. In connection with the review and approval or ratification of a related person transaction:
•
management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2021 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Ingersoll Rand Inc., 800-A Beaty Street, Davidson, North Carolina 28036. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2021 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 30, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2021, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2021, such a proposal must be received on or after February 16, 2021, but not later than March 18, 2021. In the event that the date of the Annual Meeting of Stockholders to be held in 2021 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2021 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2021 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2021 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.gardnerdenver.com) and click on “SEC Filings” under the “Investors” heading.
Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Corporate Secretary
Ingersoll Rand Inc.
800-A Beaty Street
Davidson, North Carolina 28036

INGERSOLL RAND INC.
800-A BEATY STREET
DAVIDSON, NC 28036

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D13494-P39918 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGERSOLL RAND INC.

The Board of Directors recommends you vote FOR the following:

1. To elect the three Class III director nominees.

Nominees:

	For	Withhold
1a. Kirk E. Arnold	☐	☐
1b. William P. Donnelly	☐	☐
1c. Marc E. Jones	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as Ingersoll Rand Inc.'s independent registered public accounting firm for 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D13495-P39918

INGERSOLL RAND INC.
Annual Meeting of Stockholders
June 16, 2020 10:00 a.m. EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Andrew Schiesl and Emily A. Weaver, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INGERSOLL RAND INC. held of record by the undersigned at the close of business on April 22, 2020 that the undersigned is/are entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 16, 2020 at 10:00 a.m. EDT and at any adjournment or postponement thereof, and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The undersigned hereby acknowledge(s) receipt of the Proxy Statement and/or Notice of Internet Availability. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side and FOR Proposal 2. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side